UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.)

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☐	Soliciting Material Pursuant to §240.14a-12

THOR Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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LETTER FROM

THE BOARD OF DIRECTORS

DEAR FELLOW SHAREHOLDERS OF THOR INDUSTRIES:

On behalf of the Board of Directors and Management, we thank you for your continued trust and confidence in THOR Industries, Inc.

In last year’s letter to shareholders, we predicted that Management’s continued focus on its strategic plan in favorable market conditions would drive another successful year for your Company. Our Management delivered. Your Company’s portfolio of industry-leading and innovative products continues to capture the imagination of consumers across the world, driving your Company to achieve a record financial performance while at the same time continuing to realize its ESG initiatives and pledges.

This type of performance did not come without its challenges. Throughout the year, Management continued to steer your Company through the obstacles presented by the pandemic and supply chain constraints while at the same time pushing against new challenges, including the economic disruption caused by the invasion of Ukraine, energy and gas price increases, interest rate increases, rising inflation, and drops in consumer confidence. Fiscal Year 2022 taught us that not even these formidable headwinds will dampen the spirit of people to pursue their passion for freedom, travel, inclusiveness, and safety presented by the RV lifestyle and your Company’s products.

While macro-economic factors continue to present challenges to the entire marketplace, the Company’s culture of adaptation positions the Company as the industry leader, capable and ready to capitalize on the opportunities presented by any market. The Company’s results demonstrate the resiliency of its business model, which enables it to outperform across the economic cycle.

THOR INDUSTRIES, INC.

Our Fiscal Year 2022

Operating Performance

Fiscal Year 2022 started where Fiscal Year 2021 left off—a robust market with unprecedented demand for RVs. While this demand continued to stress our supply chain beyond its capacity, we were still able to push our production capacities to new highs. Early in the Fiscal Year, we closed the purchase of Airxcel, a well-established supplier of many essential parts to the industry. This acquisition, and the Company’s subsequent investments in growing Airxcel’s product offerings, inventory, and product performance, have strongly benefited the entire industry. As Calendar Year 2021 came to a close, and as Calendar Year 2022 began, rising inflation, the war in Ukraine, fear of a recession, reduced consumer confidence, and increased energy and interest costs all contributed to a tempering of demand that continued through the end of the Fiscal Year. But, just as we were able to quickly ramp up production in the face of unprecedented demand, we were able to nimbly adjust production to hold margin and prevent an unsustainable build-up of inventory in the face of more moderate demand.

For Fiscal Year 2022, THOR’s net income was $1.14 billion, an increase of greater than 72% over last year’s previous record net income. For the fiscal year, our diluted earnings per share were $20.59, an increase of nearly 74% over last year’s record of $11.85. Our stock started the fiscal year at $118.36 and ended the fiscal year at $84.33. Taking advantage of the disconnect between financial performance and stock value, we instituted a stock repurchase program in December and through the end of Fiscal Year 2022, had repurchased $165.1 million of our common stock.

ESG Developments

In Fiscal Year 2022, we continued to safeguard your Company through excellence in corporate governance, including reviewing and refreshing our committee charters and governance guidelines.

During the year, your Company also remained focused on ways it can continue to be an impactful global citizen, expanding and building upon its strong foundations of Diversity, Equity and Inclusion (“DEI”) and Environmental, Social and Governance (“ESG”) principles. In October, we released our fifth annual Sustainability Report which we encourage you to review. The highlights of the report are stated in these materials.

As part of our Board refreshment strategy, Christina Hennington and Laurel Hurd joined the Board in September 2021, and Director Jim Ziemer retired effective October 1, 2022. Over his 12 years of service, Jim brought great financial acumen and experience to our boardroom and served as the Chair of our Audit Committee from December 2011 through March 2022. Jim leaves having earned the respect and admiration of the Board and Management.

Looking Ahead

As we look ahead to Fiscal Year 2023, we remain confident that the camping and outdoor lifestyle that RV ownership promotes will continue to drive demand. We believe our portfolio of innovative products is best positioned to meet that demand. At the same time, Management remains committed to disciplined production, aligned to meet current demand without overproducing and overloading our independent dealer channel. Over the years the Company has proven itself to be a top-performer in any market and, whatever Fiscal Year 2023 brings, we are ready.

The Board of Directors of THOR Industries, Inc.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the THOR Industries, Inc. Annual Meeting of Shareholders to be Held on December 16, 2022

Dear Fellow Shareholders:

It is our pleasure to invite you to our Annual Meeting of Shareholders (our “Meeting” or “Annual Meeting”) that will be held virtually on December 16, 2022, at 9:00 a.m. EST. At the Meeting, our Shareholders will be asked to:

Board Recommendations

• Elect the Directors named in the Proxy Statement;	FOR

• Ratify the appointment of the independent registered public accounting firm;	FOR

• Vote, on an advisory basis, to approve the Named Executive Officer compensation; and	FOR

• Transact such other business as may properly come before the Meeting.

Shareholders of record as of the close of business on October 17, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting and any postponement or adjournment thereof. We are holding our Meeting virtually again this year. You or your proxyholder will be able to attend the 2022 Annual Meeting online, vote, and submit questions by visiting www.virtualshareholdermeeting.com/THO2022 and using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website. We encourage you to vote your shares prior to the Annual Meeting.

THOR Industries tremendously values the input of its Shareholders. Your vote, every vote, is important to us. Please take the time to review our Proxy Statement and submit your votes.

We appreciate your continued confi dence in our Company and look forward to your input.

Andrew E. Graves	Trevor Q. Gasper
Chairman of the Board	Senior Vice President, General Counsel, and Corporate Secretary

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.	5

You are entitled to vote at the Meeting if you were a holder of record of THOR Industries, Inc. common stock, $0.10 par value (“Common Stock”), at the close of business on October 17, 2022. At the close of business on that date, 53,682,396 shares of our Common Stock were outstanding and entitled to vote.

Review the Proxy Statement and Vote in one of four ways:

Internet	Telephone
You may vote by internet 24 hours a day through 11:59 p.m., EST, on December 15, 2022, by following the instructions listed on the Notice Card.	You may vote by telephone 24 hours a day through 11:59 p.m., EST, on December 15, 2022, by following the instructions listed on the Notice Card.

Mail	Virtually

You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

To participate in the Annual Meeting online, visit www.virtualshareholdermeeting.com/THO2022 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

6	Notice to Shareholders: Our 2022 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Summary

SUMMARY OF PROPOSALS

While we offer this summary review of the matters to be voted on at the Annual Meeting, we encourage you to carefully review the entire Proxy Statement before voting.

Proposal 1	Board Recommendations
Election Of Nine (9) Directors Named In This Proxy Statement.	**FOR** each of the nominees

Proposal 2	
Ratification of appointment of Independent Registered Accounting Firm for Fiscal Year 2023	**FOR**

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

This Proxy Statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of THOR Industries, Inc. (the “Company”, “THOR”, “we”, or “us”), to be used at the 2022 Annual Meeting of the Shareholders of the Company. The proxy card or voting instruction form sets forth your holdings of Common Stock of the Company. We expect that, on or after November 2, 2022, this Proxy Statement will be available through the Internet.

General Information about our Annual Meeting

A copy of this Proxy Statement and our Annual Report for the fiscal year ended July 31, 2022 (“Fiscal Year 2022”), will be sent to any Shareholder who requests a copy through any of the following methods:

•	By internet: www.proxyvote.com

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com

The Annual Report is not to be considered a part of this proxy soliciting material.

Voting Instructions

and Information

Who Can Vote

You are entitled to vote if our records show that you held shares in our Company as of the Record Date, October 17, 2022. At the close of business on that date, 53,682,396 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders during the Meeting and during regular business hours at the Company’s office for ten (10) days prior to the Meeting.

How to Vote

We are holding our Meeting virtually again this year. You or your proxyholder will be able to attend the 2022 Annual Meeting online, vote, and submit questions by visiting www.virtualshareholdermeeting.com/THO2022 and using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website. We encourage you to vote your shares prior to the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, Shareholders will not receive printed copies of the proxy materials unless they request them.

If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote your shares during the Meeting, you must obtain a legal proxy from the entity holding your shares and submit a ballot virtually at the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability (“Notice Card”) or the proxy card (if printed materials were requested).

THOR INDUSTRIES, INC.

Shareholders may vote their shares in any of the following ways:

1.	By Internet: You may vote by internet 24 hours a day through 11:59 p.m., EST, December 15, 2022, by following the instructions listed on the Notice Card.

2.	By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., EST, December 15, 2022, by following the instructions listed on the Notice Card.

3.

By Mail: You may vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

4.

Virtually at the Meeting: You may attend the Meeting virtually at www.virtualshareholdermeeting.com/THO2022 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

A proxy that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to one or more of the proposals to be voted upon at

BOARD RECOMMENDATIONS

Our Board of Directors recommends that
you vote “FOR” each of the Director
nominees, “FOR” the ratification of the
appointment of the independent registered
public accounting firm, and “FOR” the
advisory vote approving the compensation
of our Named Executive Officers.

the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by submitting a ballot virtually at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

How Votes Are Counted

A quorum is required to transact business at our Meeting. Shareholders of record constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting virtually, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting

Your vote may be (i) “for” or “withhold” on the proposal relating to the election of Directors, and (ii) “for”, “against”, or “abstain” on each of the other proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal. With respect to director elections, our Amended and Restated By-Laws (“By-Laws”) require each nominee for election as a director to resign from the Board upon failing to receive a majority of the votes cast in an uncontested election, contingent upon the acceptance of the proffered resignation by the Board, with the recommendation of the Environmental, Social, Governance and Nominating Committee of the Board. Broker non-votes and abstentions will not impact the outcome of the vote on the proposals, as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of the appointment of our independent registered public accounting firm, which is considered a routine matter.

Cost of Proxy Solicitation

In addition to the solicitation of proxies by mail, officers and employees of our Company may solicit proxies in person or by telephone. The cost of this proxy solicitation is being borne by our Company.

Shareholders Sharing
an Address

We will deliver only one Notice of Internet Availability and one Proxy Statement and/ or Annual Report, if requested, to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement to a Shareholder at a shared address to which single copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the Notice of Internet Availability, Annual Report and/or Proxy Statement if they are receiving multiple copies by contacting us at THOR Industries, Inc., 601 East Beardsley Avenue, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

THOR INDUSTRIES, INC.

GENERAL INFORMATION

REGARDING THOR INDUSTRIES

AND FISCAL YEAR 2022

Business Performance Highlights

The Company’s continued growth is dependent on its Management never resting on the status quo or its market-leading position. Fiscal Year 2022 exemplifi ed this. During the year, Management delivered upon several key initiatives and transactions, highlighted by the following:

•	As of June 30, 2022, holding leading market share in every North American RV product category in which the Company participates;

•	The purchase of industry leader and supplier Airxcel in September 2021 for approximately $750 million;

•	The upsizing of our Asset Based Lending (“ABL”) credit facility to increase liquidity, which occurred concurrently with the Airxcel purchase;

•	The offering and closing of $500 million of our 4.0% Senior Unsecured Notes in October 2021;
•	The announcement of a $250 million share repurchase authorization in December 2021 and an additional authorization of $448 million in June 2022 (for a total authorization of $698 million) of which $165.1 million has been utilized through July 31, 2022;

•	The unveiling of two revolutionary prototype electric RVs at the Tampa show in January 2022;

•	The continued refreshment of our Board of Directors with the addition of Christina Hennington and Laurel Hurd;

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Business Performance Highlights (continued)

•	The promotion of Todd Woelfer to Chief Operating Officer;

•	The publication of our fourth annual sustainability report in January 2022;

•	The inception of a partnership with TechNexus Venture Collaborative to identify strategic opportunities and drive margin improvement initiatives;

•	The purchase of our first manufacturing facility in Poland;
•	The announcement of a strategic investment and partnership with Dragonfl y Energy, a producer of lithium-ion batteries; and

•	The launch of a more transparent and guidancedriven investor-relations strategy culminating with the Company’s successful Investor Day at Airstream in Jackson Center, Ohio in June 2022.

HISTORY OF INCREASING

REGULAR DIVIDENDS

THOR’s mission is to return value to our Shareholders. An important component of that mission is our dividend policy. To that end, THOR has increased its regular cash dividends each of the last twelve (12) years and recently announced an increase in the dividend awarded in the first quarter of Fiscal Year 2023. Over the last five (5) years, THOR’s dividend has grown at a compounded annual growth rate of approximately 5.4%.

THOR INDUSTRIES, INC.

Sustainability Highlights

In October, we released our fi fth annual Sustainability Report which provides further detail of our progress along with our ESG journey. It can be found at www.thorindustries.com.

•	Continued its progress towards the goal of reducing carbon emissions by 50% by 2030;

•	Maintained the Erwin Hymer Group’s industry- leading carbon net-neutral RV manufacturing operations, first achieved in Fiscal Year 2021;

•	Continued our emphasis in sustainability, including the unveiling of two electric RV prototypes: (1) the AIRSTREAM® eStream™, an electric-powered trailer; and (2) the THOR Vision Vehicle™. Each promises a more sustainable outdoor recreational experience;

•	Committed to reducing its solid waste to landfills by 50% by 2030;

•	Released year-over-year greenhouse gas CO2e data comparing Fiscal Years 2022, 2021, and 2020 to the 2019 baseline;

•	Expanded its disclosures of Labor, Health and Safety performance;

•	Completed its multi-year partnership with the National Forest Foundation through which the Company funded the replanting of 500,000 trees, and announced a new phase of this partnership including funding trail and campsite infrastructure improvements;

•	Made its facility in Nowa Sól Poland available, free of charge, to the Polish Red Cross as a staging and distribution center for items of relief for Ukrainian refugees;

•	Continued support of Together Outdoors, a coalition founded by the Company in partnership with Outdoor Recreation Roundtable focused on making the outdoors an equitable and inclusive space for all through education, partnership and engagement;

•	Engaged in comprehensive studies in product weight reduction and radically improved aerodynamics to increase range and fuel economy;
•	Continued to educate thousands of local students regarding manufacturing and the RV Industry through the Company’s LEAP program;

•	Purchased and invested in the expansion of Elkhart Composites, Inc., which produces “Elkboard”, a sustainable composite material used in the RV industry as a substitute for traditional lauan wood and sidewalls;

•	Continued engagement with THOR’s Pick Up America program, which has removed over 259 tons of trash from public lands since the program launched in 2019;

•	Invested approximately $10 million to improve energy effi ciency and solar power generation with expected generation of over 7,615 MWh of energy annually with further plans to expand its renewable energy self-generation; and

•	Invested in Dragonfl y Energy, a leading deep cycle lithium-ion battery producer which is displacing lead-acid batteries across a wide range of end-markets, including RVs.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Corporate Governance Highlights

Excellent corporate governance is essential to the continued long-term success of our business. The following list identifies important governance actions and practices at THOR in Fiscal Year 2022:

Director Independence	• 8 of our 10 Directors are independent* • Independent Chairman • Board committees comprised entirely of independent members of the Board • Independent Directors meet without Management present

Board Refreshment

•   Balance of new and experienced Directors with an intentional board refreshment program

•   Follow a mandatory retirement policy requiring all Directors who are 72 years of age or older to submit a resignation to the Board for consideration each year

•   Guided by a diversity policy

•   Continue to carry out a board refreshment strategy including the introduction of two (2) new board members in Fiscal Year 2022

Board Accountability

•   Entire Board of Directors is subject to annual election

•   Apply a majority voting standard for Directors requiring Directors in uncontested elections to be elected by a majority of the votes cast and requiring submission of resignation in the event that the required majority vote is not received

Board Evaluation & Effectiveness	• Annual Board Self-Assessment • Bifurcated Chairman and CEO roles

Director Engagement

•   All Directors attended at least 96% of Board and Committee meetings in Fiscal Year 2022

•   No Directors serve on an excessive number of outside boards

•   Board committees possess the right to hire advisors

•   Executives do not sit on outside for-profit boards

Clawback and Anti-Hedging Policies

•   Long standing “No Fault” Clawback Policy: Return of incentive compensation when financial statement restatement is required

•   Anti-hedging, short sale, and pledging policies

•   Double trigger change in control provisions in our Equity Plan, requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award

Share Ownership	• Share ownership and retention guidelines for Directors and Officers. Director’s share ownership requirement was increased to four (4) times annual cash retainer in October 2022

Proxy Access	• Allow for Proxy Access for up to twenty (20) Shareholders who, in the aggregate, hold at least 3% of THOR’s outstanding stock for a period of at least three (3) years

Board Engagement	• Continued Shareholder and advisory firm engagement • Disclosure of Company Governance Guidelines

Sustainability	• Empower a Sustainability Committee, reporting directly to our Environmental, Social, Governance and Nominating Committee of the Board, that is responsible for ESG performance and reporting

* Peter B. Orthwein became independent on August 1, 2022. Entering Fiscal Year 2023, nine (9) of the ten (10) directors were independent. Upon the retirement of Jim Ziemer effective October 1, 2022, eight (8) of the nine (9) directors are independent.

THOR INDUSTRIES, INC.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of our nine currently-serving directors has been nominated for re-election to serve a single-year term. Each of these individuals has agreed to be named in our Proxy Statement as a nominee and to serve as a member of the Board of Directors if elected by the Shareholders. In making this nomination, our Board recognizes that it is of the utmost importance to the Company that the nominees are individuals who bring crucial skills and unique voices to our boardroom, and the Board carefully considered each nominee’s contributions to the Board and his or her unique skills and qualifications.

The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed below. In the event that any nominee becomes unavailable for election (a situation our Board does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Environmental, Social, Governance and Nominating Committee.

Qualifications

and Process for Nominees

Our Board believes that it is necessary for each of our Directors to possess many diverse qualities and skills. When searching for new candidates, our Environmental, Social, Governance and Nominating Committee follows our Diversity Policy as the Board seeks to expand Board diversity. In any search, the Board also considers the evolving needs of our Board. Our Board also believes that all Directors must possess a considerable amount of business management experience. Our Environmental, Social, Governance and Nominating Committee evaluates candidates on the satisfaction of any independence requirements imposed by law, regulation, and the New York Stock Exchange (the “NYSE”). When evaluating Director candidates, our Environmental, Social, Governance and Nominating Committee first considers a candidate’s business management experience and then considers that candidate’s judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing Shareholder value. In addition, our Board and Environmental, Social, Governance and Nominating Committee believe that it is essential that our Board members represent diverse viewpoints. In our more recent candidate searches, our Board has followed a diversity practice which it formally established as policy at its October 2017 Board meeting (the “Diversity Policy”). The Diversity

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Policy requires our Board to obtain an initial slate of candidates that includes qualified candidates with diversity of race, ethnicity, and gender. In considering candidates for our Board, our Environmental, Social, Governance and Nominating Committee considers the entirety of each candidate’s credentials, in addition to diversity, as they fit with the credentials and skills of the current composition of the Board. We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers diversity of experience and perspective, and these attributes will continue to be considered when nominating individuals to serve on our Board. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to our Board are also considered.

BOARD RECOMMENDATIONS The Board of Directors recommends that the shareholders vote “FOR” the nominees.

THOR INDUSTRIES, INC.

Our Board Of Directors

Nominees for Board of Directors

ANDREW GRAVES Chairman of the Board Age: 63 Director Since: 2010	OUTSIDE DIRECTORSHIPS • Tiara Yachts • American Chemet Corporation

Mr. Graves, who became a Director in December of 2010, was named as our Chairman of the Board in August 2019. He was CEO for Motorsport Aftermarket Group, a leading manufacturer, distributor, and on-line retailer of aftermarket products for the powersports industry. He joined this privately-held group in January of 2015 as CEO and retired August of 2018. Previously, Mr. Graves served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He was with Brunswick from 2005-2014. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that he was President and Chief Operating Officer of Federal Signal Corporation. Our Environmental, Social, Governance and Nominating Committee and Board believe that his extensive management experience in related consumer durable businesses whose products are distributed through a dealer network makes him an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Ethics	• Financial Expertise/Literacy	• Outdoor/Recreational Industry Experience
• Business Operations	• International	• Strategy
• Corporate Governance	• Marketing/Sales	• Talent Management & Compensation
• Finance/Capital Allocation	• Mergers & Acquisitions

CHRISTINA HENNINGTON Age: 47 Director Since: 2021	THOR COMMITTEES • Compensation and Development • Environmental, Social, Governance and Nominating

Ms. Hennington joined our Board in September of 2021. Ms. Hennington is the Executive Vice President and Chief Growth Officer of Target Corp. She is a member of Target’s leadership team and has been employed by Target since June 2003. She oversees all merchandising including product design and sourcing operations, as well as insights, strategy, and innovation. As Chief Growth Officer, she works across the organization to identify and pursue revenue-generating strategies. Prior to her current role, Ms. Hennington held a number of leadership positions at Target, including managing merchandising and elements of the supply chain. Before joining Target, Christina spent several years as a consultant with PricewaterhouseCoopers in Boston, and served as a product manager for two Boston-based technology start-up businesses. She is a Henry Crown Fellow of the Aspen Institute. She previously served on the Board of Second Harvest Heartland, Governors for Cosmetic Executive Women (CEW) and the Board of Dermstore.com. Ms. Hennington received her bachelor’s degree from Cornell University and her MBA from the Kellogg School of Management at Northwestern University. Our Environmental, Social, Governance and Nominating Committee and Board believes her experience in areas relevant to THOR’s strategic plan make her an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Ethics	• Executive Leadership	• Strategic Alliance
• Business Operations	• Marketing/Sales	• Strategy
• Environmental	• Mergers & Acquisitions	• Talent Management & Compensation

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

AMELIA A. HUNTINGTON Age: 56 Director Since: 2018	THOR COMMITTEES • Audit • Compensation and Development OUTSIDE DIRECTORSHIPS • The Duchossois Group • S & C Electric Company

Ms. Huntington, who became a Director in October of 2018, served as the Chief Executive Officer of Philips Lighting Americas, a leading manufacturer of commercial and residential lighting solutions, until January of 2018, after serving as Chief Executive Officer of Philips Lighting, Professional Lighting Solutions, an assignment based in Amsterdam, The Netherlands. Prior to joining Philips Lighting in April of 2013, Ms. Huntington held senior leadership positions with Schneider Electric over the course of a 22-year career, including Chief Operating Officer of Schneider Electric North America and CEO of subsidiary, Juno Lighting Group. Ms. Huntington is NACD Directorship Certified®. Our Environmental, Social, Governance and Nominating Committee and Board believe that her extensive experience in multinational operations and business transformation/strategy makes her an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Ethics	• International	• Strategy
• Business Operations	• Marketing/Sales	• Sustainability/Climate
• Executive Leadership	• Mergers & Acquisitions	• Systems (IoT)
• Finance/Capital Allocation	• Strategic Alliances	• Talent Management & Compensation

LAUREL HURD Age: 52 Director Since: 2021	THOR COMMITTEES • Audit • Compensation and Development OUTSIDE DIRECTORSHIPS • Interface, Inc.

Ms. Hurd joined our Board in September of 2021. She is the President and Chief Executive Officer of Interface, Inc. a worldwide commercial flooring company and global leader in sustainability since April of 2022. She was previously a segment President, Learning and Development, for Newell Brands, an American worldwide manufacturer, marketer and distributor of consumer and commercial products with a portfolio of brands. She became a segment President in March of 2019 having previously been the CEO Writing Division from March of 2018 to March of 2019. Prior to that she was the CEO Baby Division from January of 2017 to March of 2018 and the President Home & Baby Division from January of 2016 to January of 2017. She has over 30 years of experience in the consumer packaged goods industry. Ms. Hurd received her bachelor’s in Business Administration and Marketing from Miami University in Oxford, Ohio. Our Environmental, Social, Governance and Nominating Committee and Board believe her extensive experience in driving sales and profits of legacy brands through innovation, digital acceleration and global expansion makes her an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Operations	• Financial Expertise/Literacy	• Mergers & Acquisitions
• Environmental	• International	• Strategy
• Executive Leadership	• Investments	• Sustainability/Climate
• Finance/Capital Allocation	• Marketing/Sales	• Talent Management & Compensation

THOR INDUSTRIES, INC.

WILSON JONES Age: 61 Director Since: 2014

THOR COMMITTEES

•  Compensation and Development (Chair)

•  Environmental, Social, Governance and Nominating

OUTSIDE DIRECTORSHIPS

•  Green Bay Packaging Board of Directors (2020 – Present)

•  Green Bay Packers, Inc. Board of Directors (2020 – Present)

Mr. Jones, who became a Director in August of 2014, retired as the Chief Executive Officer and board member of Oshkosh Corporation, a leading designer, manufacturer, and marketer of a broad range of specialty vehicles and vehicle bodies in April of 2021. Mr. Jones joined Oshkosh Corporation in 2005 and held senior leadership positions in the Fire & Emergency Segment until July of 2007 when he became President of Pierce Manufacturing, Inc. From September of 2008 to September of 2010, Mr. Jones held the position of Executive Vice President and President of the Fire & Emergency segment. From September of 2010 to August of 2012, Mr. Jones led the Access Equipment Segment as Executive Vice President and President, the largest business segment of the company, until his appointment to President and Chief Operating Officer. He was named President and Chief Executive Officer in January of 2016. Our Environmental, Social, Governance and Nominating Committee and Board believe his experience in specialty vehicles and management experience make him an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Ethics	• Government/Public Policy	• Strategic Alliances
• Business Operations	• International	• Strategy
• Corporate Governance	• Marketing/Sales	• Talent Management & Compensation
• Environmental	• Mergers & Acquisitions	• Technology/Systems
• Financial/Capital Allocations	• Risk Management

WILLIAM J. KELLEY, JR. Age: 58 Director Since: 2020	THOR COMMITTEES • Audit (Chair) • Environmental, Social, Governance and Nominating OUTSIDE DIRECTORSHIPS • Chicago’s Children Museum • Chicago Youth Centers

Mr. Kelley, who became a Director in November of 2020, is the Global Chief Financial Officer for Tropicana Brands Group, established in 2022 as a joint venture between PAI Partners and PepsiCo., with a global footprint that spans North America and Europe and industry-leading capabilities in areas that include innovation, R&D, manufacturing, distribution, sales, marketing, and nutrition expertise. Prior to joining Tropicana Brands Group in July of 2022, Mr. Kelley was the Executive Vice President and Chief Financial Officer of TreeHouse Foods, Inc., a leading manufacturer and distributor of private label packaged foods and beverages in North America. He served as Interim Chief Financial Officer of TreeHouse from November of 2019 to February of 2020 and Senior Vice President, Corporate and Operations, Finance from May of 2018 to November of 2019. A food industry veteran, Mr. Kelley joined TreeHouse in 2016 as Vice President Finance and Corporate Controller. Prior to joining TreeHouse, Mr. Kelley was with food and beverage company The Kraft Heinz Company as Head of Global Internal Audit. He was employed by The Hillshire Brands Company, as Senior Vice President, Corporate Controller and Chief Accounting Officer prior to Kraft. Prior to Hillshire, Mr. Kelley held several senior roles of increasing responsibility at USG Corporation, PepsiAmericas, Arthur Andersen, and Cargill, Inc. Mr. Kelley holds a B.A. in Accounting from Clark Atlanta University and an MBA in Accounting and Strategy from the University of Chicago. Mr. Kelley serves on two non-profit boards in the Chicago area. He is active at Chicago Youth Centers, serving as a Board Member and also dedicates his time to the Chicago Children’s Museum as Board Chairman. Our Environmental, Social, Governance and Nominating Committee and Board believe his extensive fiscal and enterprise risk management experience overseeing finance, accounting and controls at the leadership level for Fortune 500 companies which qualify him as an “audit committee financial expert”, make him an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Ethics	• Finance/Capital Allocation	• Strategy
• Business Operations	• Financial Expertise/Literacy	• Talent Management & Compensation
• Corporate Governance	• International	• Taxation
• Cybersecurity	• Mergers & Acquisitions	• Technology/Systems
• Executive Leadership

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

CHRISTOPHER KLEIN Age: 59 Director Since: 2017	THOR COMMITTEES • Environmental, Social, Governance and Nominating (Chair) • Audit OUTSIDE DIRECTORSHIPS • Vontier, Inc. • Ravinia Festival • U of Iowa Tippie School Business

Mr. Klein, who became a Director in December 2017, retired as the Chief Executive Officer in January of 2020, and as the Executive Chairman of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products in December of 2020.    Mr. Klein joined Fortune Brands, Inc. in 2003 and held corporate strategy, business development, and operational positions until he became CEO of Fortune Brands Home & Security in 2010. Previously, Mr. Klein held key strategy and operating positions at Bank One Corporation and also served as a partner at McKinsey & Company, a global management consulting firm. Mr. Klein spent his early career in commercial banking, at both ABN AMRO and First Chicago. Our Environmental, Social, Governance and Nominating Committee and Board believe that his management experience as chief executive officer of a public company, as well as his treasury and consulting background make him an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Operations	• International	• Strategic Alliances
• Corporate Governance	• Mergers & Acquisitions	• Strategy
• Finance/Capital Allocation	• Risk Management	• Talent Management & Compensation
• Financial Expertise/Literacy

ROBERT W. MARTIN President and Chief Executive Officer Age: 53 Director Since: 2013

Mr. Martin has been with our Company since 2001 when we acquired Keystone RV, where he worked since July of 1998. Mr. Martin currently serves as our President and Chief Executive Officer. From August of 2012 to July of 2013, Mr. Martin served as the Company’s President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January of 2012 to August of 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January of 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January of 2007 to January of 2010. Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our Environmental, Social, Governance and Nominating Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Ethics	• Mergers & Acquisitions	• Strategy
• Business Operations	• Risk Management	• Talent Management & Compensation
• Marketing/Sales

THOR INDUSTRIES, INC.

PETER B. ORTHWEIN Chairman Emeritus of the Board Age: 77 Director Since: 1980

Mr. Orthwein, a co-founder of our Company, currently serves as Chairman Emeritus of the Board, having been appointed to this position after retiring from the Company in August of 2019. Mr. Orthwein has served as a Director of our Company since its inception. He served as our Executive Chairman from August of 2013 until his retirement in August of 2019. From November of 2009 to August of 2013, Mr. Orthwein served as the Company’s Chairman and CEO. In addition, he served as the Company’s President and CEO from November of 2009 to August of 2012. Mr. Orthwein was previously Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November of 2009, and Treasurer of our Company from 1980 to November of 2009. Our Environmental, Social, Governance and Nominating Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

SKILLS AND QUALIFICATIONS
• Business Operations	• Financial Expertise/Literacy	• Strategy
• Finance/Capital Allocation	• Mergers & Acquisitions

OUR BOARD OF DIRECTORS

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

THOR INDUSTRIES, INC.

BOARD OF DIRECTORS

STRUCTURE AND COMMITTEES AND CORPORATE GOVERNANCE

Corporate Governance

Both our Board and Management embrace the reality that excellent corporate governance is necessary for our Company to succeed. THOR’s Governance Guidelines serve as the framework for consistent and effective governance of the Company. The Guidelines are regularly reviewed and updated from time to time and are available for review on our website, www.thorindustries.com.

Board Selection Process

Our Environmental, Social, Governance and Nominating Committee, with assistance from both our Chairman and CEO, screens candidates and recommends nominees to the full Board. Our By-laws provide that our Board may set the number of Directors at no fewer than one (1) and no more than fifteen (15). Our Board currently consists of nine (9) Directors - each Director will stand for election each year.

Our Environmental, Social, Governance and

Nominating Committee has relied upon board search firms in identifying suitable candidates. During this process, the Board adheres to a Diversity Policy as it engages in an evaluation of a widely-diverse set of candidates. Another important consideration in our prospective Board member evaluation includes his or her obligation to their primary company and/or to other boards that would detract from their obligation to fully serve on our Board. Further, the Committee will consider Shareholder nominations of candidates for our Board on the same basis as Board-identified candidates, provided that any such nominee possesses the requisite business, management, and educational experience.

Proxy Access

Our By-laws allow a group of up to twenty (20) Shareholders who have owned at least 3% of our outstanding shares for a period of at least three (3) years to nominate up to two (2) or 25% of the seats up for election, whichever is greater, and include those nominations in our Proxy Statement.

Board Structure and Leadership

THOR’s Board of Directors is chaired by an independent director, Andrew Graves. Our Board is led by strong Committee chairs, Messrs. Jones (Compensation and Development), Klein (Environmental, Social, Governance and Nominating), and Kelley (Audit).

Our Board has three standing Committees with the principal functions described below. The charters of each of these Committees are posted on our website at www.thorindustries.com and are available in print to any Shareholder who requests them.

Audit Committee

The principal functions of our Audit Committee include to:

•	Attend to the appointment, retention, termination, and oversight, including the approval of compensation, of the Company’s independent auditors.

•	Maintain communications among our Board, our independent registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures,

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters.

•	Review and approve the annual audit plan and all major changes to the plan.

•	Review and discuss, with Management and the independent auditor, financial statements and disclosure matters.

•	Oversee the qualifications, independence, and performance of the internal audit director.

•	Oversee compliance and risk management matters, including reviewing the Company’s code of business conduct and ethics.

•	Review and approve all related-party transactions, defined as those transactions required to be disclosed under item 404 of Regulation S-K.

Compensation and Development Committee

The principal functions of our Compensation and Development Committee include to:

•	Establish and review executive compensation policies and guiding principles.

•	Review and approve the compensation of our Chief Executive Officer and evaluate his performance in light of such compensation.

•	Review and approve the compensation of our Executive Officers.

•	Evaluate and approve the design of compensation and benefit programs for our Executive Officers.

•	Administer the Company’s cash and equity incentive plans for employees including ensuring that the plans do not promote excessive risk taking.
•	Assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

•	Review management and leadership development, succession planning, and retention for our Company.

Environmental, Social, Governance and Nominating Committee

The principal functions of our Environmental, Social, Governance and Nominating Committee include to:

•	Address all matters of corporate governance.

•	Evaluate qualifications and candidates for positions on our Board using the criteria set forth under the heading “Proposal 1 – Election of Directors”.

•	Review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer.

•	Establish criteria for selecting new Directors, nominees for Board membership, and the positions of Chairman and Chief Executive Officer.

•	Review all components of compensation for independent Directors, including our Chairman.

•	Determine whether a Director should be invited to stand for re-election.

•	Oversee the Company’s Sustainability Committee.

•	Oversee the annual evaluation of the Board.

THOR INDUSTRIES, INC.

The chart below sets forth the Board committee membership of each of our Directors.

Name	Board	Audit Committee	Compensation and Development Committee	Environmental, Social, Governance and Nominating Committee

Andrew Graves	Chair

Christina Hennington	✓		✓	✓

Amelia A. Huntington	✓	✓	✓

Laurel Hurd	✓	✓	✓

Wilson Jones	✓		Chair	✓

William J. Kelley Jr.*	✓	Chair		✓

Christopher Klein	✓	✓		Chair

Robert W. Martin	✓

Peter B. Orthwein	✓

Total Fiscal Year 2022 Meetings	10	9	9	5

* Our Board has determined that Mr. Kelley is an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Each member of each Committee is independent in accordance with the rules of the NYSE.

Director Independence

Of our ten (10) Directors in Fiscal Year 2022, only one was employed by our Company, our CEO Mr. Martin. With the exception of Mr. Martin and Mr. Orthwein (who retired as an employee of the Company at the end of Fiscal Year 2019 and is independent as of Fiscal Year 2023), our Board in Fiscal Year 2022 was comprised entirely of “independent” Directors as that term is defined by both NYSE listing standards and our own Governance Guidelines. The Board conducts an annual review to determine the continued “independence” of all of our independent Directors. For Fiscal Year 2023, after the retirement of Mr. Ziemer effective October 1, 2022, each of our nine (9) directors is independent with the exception of Mr. Martin.

Independent Director Meetings

THOR’s independent Directors, as an entire body or part thereof, meet in non-executive sessions that include non-independent directors and independent directors and meet in executive session (comprised of only independent directors) at the conclusion of each Audit Committee meeting, each Compensation and Development Committee, and each Board meeting.

Director Attendance

During Fiscal Year 2022, the Board of Directors held 10 meetings. In the aggregate, Directors attended 93% of the total meetings of the full Board. No Director attended less than 96% of the combined total meetings of the full Board and the Committees on which the Director served during this past year. All

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

of the members of the Board are encouraged, but not required, to attend the Company’s Annual Meeting of Shareholders. All of the members of the Board attended the 2021 Annual Meeting.

Annual Board and Committee Evaluation

Each year, our Board conducts evaluations of each Committee and the Board as a whole. This process includes evaluation of the individual members of the Committees and the Board. The evaluation includes a process of dynamic feedback designed to identify areas of increased focus.

Board Risk Oversight

At both the full Board and Committee level, a primary function of our Board of Directors is to oversee the Company’s risk profile and the processes established by Management for managing risk. Our Board and its Committees regularly evaluate these risks and the mitigation strategies employed by Management. In general terms, our Committees oversee the following risks:

Audit Committee

All risks related to financial controls, including all applicable legal, regulatory, and compliance risks, as well as the overall risk management governance structure, including evaluating and responding to the assessments of both our internal audit department and our external auditors.

Compensation and Development Committee

All risks associated with the design and elements of our compensation program and related compliance issues, and all risks associated with the process of developing our people and succession planning.

Environmental, Social, Governance and Nominating Committee

All risks within the scope of the Company’s governance programs and applicable compliance issues.

In performing its oversight responsibilities, the Board relies, in part, upon the results and information gained through the Company’s Enterprise Risk Management Program, and considers the program for amendment, as appropriate. The program is designed to ensure appropriate risk monitoring of, and controls over, risks associated with our business. Risks evaluated through the program include, but are not limited to, those risks related to strategy, operations, acquisition integration, legal, compliance, human resources, mergers & acquisitions, IT & cyber security, operations, and finance.

The Board receives regular reports from Management regarding the status of its risk management programs, and provides input and direction designed to keep the risk management programs effective against the ever-evolving risk landscape applicable generally to commercial enterprises and specifically to our Company.

The Board and Management have developed a culture of risk awareness and risk management that includes annual Company-wide ethics training. Through this constant and interactive process, the Company gains input from its employees as it evaluates risks and updates its management plan accordingly.

Diversity Policy

In Fiscal Year 2017, our Board formalized a Diversity Policy that it has followed in recent Board candidate searches. Under the Board’s Diversity Policy, the initial list of candidates to be considered must include qualified candidates with diversity of race, ethnicity, and gender. Our Board initiated a Board refreshment plan several years ago and strictly adhered to the diversity policy in the process, resulting in our four (4) newest Board members being diverse candidates.

Succession Planning

Our Board is actively engaged in talent management and succession planning. Our succession plan and talent management programs are reviewed semi-annually with the Compensation and Development Committee, and then reviewed and considered by the full Board. These discussions include an ongoing evaluation of our talent and leadership bench and the succession plan that envisions those individuals’ advancement to key positions in our Company. In addition, high-potential employees are regularly evaluated and engaged in comprehensive training, both on the job and in the classroom.

Mandatory Resignation Policy

In Fiscal Year 2017, our Board implemented a mandatory, age-based resignation policy, requiring each Director who is 72 years of age or older to submit his or her resignation for consideration by the Board at our October Board meeting for action at our Annual Meeting. If the Board accepts the Director’s resignation at the October Board meeting, the Director’s resignation would be effective at the Annual Meeting or earlier if agreed to by the Board and the retiring Director.

Shareholder Communications and Engagement

We encourage Shareholder communication with the Company and actively engage our Shareholders in dialogue. Any communications from interested parties directed toward our Board or independent Directors specifically may be sent to Andrew Graves, our Independent Chairman, who forwards to each of the other Board members or independent Directors, as appropriate, any such communications that, in the opinion of Mr. Graves, deal with the functions of our Board or its Committees. Mr. Graves’ address for this purpose is c/o THOR Industries, Inc., Attention: Corporate Secretary, 601 East Beardsley Avenue, Elkhart, IN 46514.

Code of Ethics

We have adopted a written code of ethics, the “THOR Industries, Inc. Business Ethics Policy”, which is applicable to all of our Directors, Officers, and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and other Executive Officers identified in this Proxy Statement who perform similar functions. Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of the management teams at each of our subsidiaries, as well as our NEOs, engage in training on our Business Ethics Policy. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officer on our website or by filing a Form 8-K with the SEC.

Our Governance Practices

THOR is committed to governance principles that are designed to be in the best interest of our Shareholders. Our Board evaluates each governance principle as it uniquely applies to THOR. In some instances, this leads our Board to adopt and/or maintain policies that it deems in the best interest of THOR that may not be fully consistent with the views held by others. These decisions and determinations are not made lightly; instead, great consideration is given to the adoption of principles believed to be best suited to THOR’s long-term success. Controlling governance principles include:

•	Our Board currently has a total of nine (9) members, eight (8) of whom are independent, and all of whom have significant business operations and/or management experience.
•	Our Board is not classified, meaning each Director is elected by the shareholders annually.

•	We maintain separate Chairman and CEO positions.

•	Our Chairman is Independent.

•	Directors who are not elected by a majority of votes cast in uncontested elections are required to submit their resignation, subject to acceptance by the Board.

•	The Board and each of its Committees conduct an annual self-evaluation.

•	Our Board and NEOs have stock ownership and retention guidelines.

•	We closely monitor the alignment of our NEO compensation with our long-term shareholder return and with benchmarks.

•	We maintain a policy prohibiting derivative trading, hedging, and pledging by our Section 16 Officers and Directors.

•	We maintain a “no-fault” clawback policy that requires all recipients of incentive compensation to repay any compensation awarded based on financial results that are subsequently restated.

•	The Board regularly reviews the Company’s succession plan and talent management program.

•	There is no Shareholder rights plan or “poison pill”.

THOR INDUSTRIES, INC.

•	Our Board instituted a mandatory resignation policy, requiring each Director 72 years of age or older to submit his or her resignation for consideration by the Board.

•

Our compensation arrangements include a double trigger for all awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award and/or grant.

•	Management and the Board maintain a Shareholder engagement strategy, which has created the opportunity and expectation of outreach to and dialogue with our Shareholders.

•	We maintain an ESG policy effectuated by a Committee over which our Environmental, Social, Governance and Nominating Committee has oversight.

Director Compensation

For service in Fiscal Year 2022, each of our non-employee Directors was to receive an annual cash retainer of $170,000, payable quarterly, plus expenses. During Fiscal Year 2022, our Chairman received an additional $250,000 cash retainer, payable quarterly. The Chairs of our Audit Committee, Compensation and Development Committee, and Environmental, Social, Governance and Nominating Committee each received an additional annual cash retainer of $20,000, payable quarterly. The following table summarizes the compensation paid to our non-employee Directors in Fiscal Year 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Totals ($)

Andrew Graves	$420,000	–	$199,969	$619,969

Christina Hennington	$170,000	–	$99,923	$269,923

Amelia Huntington	$170,000	–	$199,969	$369,969

Laurel Hurd	$170,000	–	$99,923	$269,923

Wilson Jones	$190,000	–	$199,969	$389,969

William J. Kelley, Jr.(3)	$180,000	–	$199,969	$379,969

Christopher Klein	$190,000	–	$199,969	$389,969

J. Allen Kosowsky(4)	$42,500		$199,969	$242,469

Peter B. Orthwein	$170,000	–	$199,969	$369,969

James L. Ziemer	$180,000	–	$199,969	$379,969

(1)	Fees consist of an annual cash retainer for Board and Committee service and an additional annual cash retainer paid to the Chairman and the Committee Chairs.

(2)

Director Stock Awards awarded on October 7, 2021, consisted of an award of $100,000 for director service in Fiscal Year 2021 which was paid in arrears, consistent with past practice. In Fiscal Year 2022, Director Stock Awards were changed to be awarded within the Fiscal Year earned, thus resulting in two awards during Fiscal Year 2022 for those directors who served in both Fiscal Year 2021 and Fiscal Year 2022.

(3)	Mr. Kelley became chairman of the Audit Committee, replacing Mr. Ziemer, effective March 2022.

(4)	Mr. Kosowsky retired from the Board in December 2021.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Executive Officers

Who Are Not Directors

COLLEEN ZUHL Age: 56 Senior Vice President and Chief Financial Officer

Ms. Zuhl, a Certified Public Accountant, joined our Company in June of 2011 and currently serves as Senior Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October of 2013, Ms. Zuhl served the Company as Vice President and Controller from February of 2013 to October of 2013, Interim Chief Financial Officer from October of 2012 to February of 2013, and Director of Finance from June of 2011 to October of 2012. Prior to joining our Company, Ms. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE, from August of 2006 to June of 2011.

KENNETH D. JULIAN Age: 55 Senior Vice President of Administration and Human Resources

Mr. Julian has been with our Company since March of 2004, and currently serves as Senior Vice President of Administration and Human Resources. Mr. Julian served as Vice President, Human Resources from July of 2009 until August of 2014. Mr. Julian previously served as Vice President of Administration of Keystone RV from March of 2004 to June of 2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February of 1989 to March of 2004.

TODD WOELFER Age: 55 Senior Vice President and Chief Operating Officer

Mr. Woelfer joined our Company in August of 2012, and currently serves as Senior Vice President and Chief Operating Officer. Mr. Woelfer served as our Senior Vice President, General Counsel, and Corporate Secretary prior to being promoted to COO in December of 2021. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of 2007 through May of 2010, Mr. Woelfer served as General Counsel to All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE.

TREVOR Q. GASPER Age: 42 Senior Vice President, General Counsel, and Corporate Secretary

Mr. Gasper joined our Company in September of 2017, serving first as Corporate Counsel and then as Assistant General Counsel before being appointed Senior Vice President, General Counsel, and Corporate Secretary in December of 2021. From 2006 to September of 2017, Mr. Gasper was in private practice where his practice focused on representing and advising companies engaged in the RV industry, including our Company and subsidiaries. Mr. Gasper received his B.A. degree, cum laude, from the University of Evansville and his J.D., cum laude, from Notre Dame Law School.

THOR INDUSTRIES, INC.

PROPOSAL 2

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal controls over financial reporting for the Fiscal Year ending July 31, 2023. Deloitte was our independent registered public accounting firm for the Fiscal Year ended July 31, 2022. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the Fiscal Year ending July 31, 2023.

Representatives of Deloitte will be present at the Meeting and will have the opportunity to make a statement if they desire to do so.

We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

Independent Registered Public Accounting Firm Fees

(Paid to Deloitte & Touche LLP)

The following table represents the aggregate fees billed to us for Fiscal Years 2022 and 2021 by Deloitte:

	Fiscal Year 2022	Fiscal Year 2021

Audit Fees	$5,833,000	$5,435,000

Audit-Related Fees	—	$25,000

Subtotal	$5,833,000	$5,460,000

Tax Fees	$952,000	$821,000

All Other Fees	—	—

Total Fees	$6,785,000	$6,281,000

Audit Fees

Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees

Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.

Tax Fees

Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.

All Other Fees

Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2022.

BOARD RECOMMENDATIONS

Our Board of Directors recommends that the Shareholders vote “FOR” the Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

THOR INDUSTRIES, INC.

Report of the Audit Committee

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2022, the Company’s internal audit department performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the Fiscal Year ended July 31, 2022 with the Company’s Management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the disclosures from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2022.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee
William J. Kelley, Jr., Chair
Amelia A. Huntington
Laurel Hurd
Christopher Klein

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We seek input from our shareholders on our compensation program through what is commonly called the “Say on Pay” vote. The Company also invites all shareholders to provide feedback directly to the Company by contacting Trevor Gasper, one of our Named Executive Officers and our Corporate Secretary. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. While the Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation and Development Committee, or the Board, the feedback from our shareholders is very important to us. The Board and the Committee will review the voting results and consider them, along with any specific insight gained from Shareholders of the Company and other information relating to the Shareholder vote on this proposal, when making future decisions regarding executive compensation.

Through your vote of approval, we ask that you endorse the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

Board RECOMMENDATIONS
Our Board of Directors recommends that the Shareholders vote “FOR” the Resolution approving the compensation of our Named Executive Officers.

THOR INDUSTRIES, INC.

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers for Fiscal Year 2022. These NEOs are:

•  Robert Martin, our President and Chief Executive Officer

•  Colleen Zuhl, our Senior Vice President and Chief Financial Officer

•  Todd Woelfer, our Senior Vice President and Chief Operating Officer

•  Ken Julian, our Senior Vice President of Administration and Human Resources

•  Trevor Gasper, our Senior Vice President, General Counsel and Corporate Secretary

Executive Summary

Our Business

Our Company is the leading manufacturer of recreational vehicles in North America and Europe. It also owns suppliers to the industry. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 28, 2022.

2022 Business Highlights

Fiscal Year 2022 was the best year of financial performance in the history of our Company. THOR set records in net sales, net income, earnings per share, and cash generated from operations. Importantly, in addition to this outstanding financial performance, Management maintained its focus on making meaningful progress in both its ESG initiatives and DEI programs.

Over the course of the year, Management continued to steer the Company through the obstacles presented by the pandemic and supply chain constraints while at the same time navigating through new challenges, including war in Europe, rising inflation, increasing energy costs, energy shortages in Europe, and an increase in consumer interest rates. The beginning of Fiscal Year 2022 began where Fiscal Year 2021 left off—an industry powered by very strong retail demand but constrained by supply bottlenecks. THOR continued to proactively manage these issues on its way to four (4) quarters of record performances.

As it managed the supply chain issues, Management identified and seized upon an opportunity to bolster the supply chain through the approximately $750 million acquisition of Airxcel, a manufacturer of numerous key components that closed on September 1, 2021. This acquisition has placed THOR

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

in a position to positively affect supply for the entire industry. THOR has already expanded Airxcel’s production capacity and product offerings to bolster supply to the industry and to meet retail demand.

Concurrently with purchasing Airxcel, THOR upsized its ABL credit facility to a total of $1 billion to increase its liquidity. And, on the heels of this upsizing, THOR took advantage of favorable pricing and restructured $500 million of its long-term debt through the issuance of 4.0% Senior Unsecured Notes due 2029.

THOR aggressively deployed its capital by investing in our operations, increasing shareholder dividends, paying down its debt, and repurchasing shares of its stock.

For the fiscal year, our net sales increased nearly 33% from $12.3 billion to $16.3 billion while our net income increased by over 72% from $659.9 million to $1.14 billion, and we generated cash from operations of $990.3 million.

THOR’s stock performance did not track its record financial performance, as investors and analysts became increasingly skittish throughout the fiscal year due to fears of a recession and macroeconomic events such as inflation, energy costs, and rising interest rates and their perceived impact on consumer spending. We started the fiscal year at a stock price of $118.36 and closed our fiscal year at $84.33, despite our record performance. As stock price continued to lag performance, THOR became increasingly active and aggressive in its stock repurchase program, finishing the fiscal year with 1,944,243 shares repurchased at an average price of $84.92 per share.

We remain very pleased with Management’s performance as it maintained a steadfast focus on the safety of our team members while operating in the face of a pandemic, quickly adapted to a very new normal in our operating environment and supply chain, and continued to re-adapt as macroeconomic events continued

THOR INDUSTRIES, INC.

to throw obstacles in the Company’s path. Management’s performance this Fiscal Year once again affirmed that THOR is a company that will outperform in any economic cycle.

Key highlights from Fiscal Year 2022 include:

•	North American Towables and North American Motorized net sales increased 39.2% and 49.1%, respectively, compared to Fiscal Year 2021’s performance;

•	Net income attributable to THOR Industries, Inc. was $1.14 billion, an increase of over 72% over Fiscal Year 2021 net income; and

•	A record Diluted EPS of $20.59.

Executive Compensation Highlights

Fiscal Year 2022 marked the Company’s third year under its revised compensation plan which relies heavily upon incentive compensation measured by adjusted net before tax profit (our “NBT”), return on invested capital (“ROIC”), and free cash flow (“FCF”). In Fiscal Year 2022, the pay plan aligned very well with the Company’s performance.

The foundation of the plan is an annual benchmarking process to compare Management’s pay to our compensation peers and the market more broadly. For benchmarking in Fiscal Year 2022, our CEO’s targeted pay was at 65% of our peer group, a level which the Board found to be merited based upon his and Management’s performance. Once benchmarked, actual compensation is heavily weighted toward incentive compensation determined by the relative realization of performance metrics that are established annually by the Board at the same time it approves the Company’s operating and compensation plans. We believe our compensation plan reinforces the long-term incentive elements of our program, utilizing multiple metrics that align well with shareholder return.

As in years past, in Fiscal Year 2022, a predominant percentage of our CEO and other Named Executive Officer (“NEO”) compensation was variable incentive pay.

Highlights of our compensation practices for Fiscal Year 2022 included:

•	No upward adjustment in base compensation;

•	Continued input and advice from our compensation consultant;

•	Continued analysis of, and reliance upon, benchmarking data;

•	Maintenance of our comprehensive “no fault” clawback policy;

•	No discretionary awards paid to our NEOs;

•	Maintenance of our Stock Ownership and Retention Guidelines and an increase in Retention Guidelines for our Board;

•	No awards of stock options;

•	No perquisites awarded to our NEOs other than a periodic physical exam;

•	Utilization of relative metrics in determining MIP and LTI; and

•	Continued dedication to our transparent and true “pay for performance” philosophy based on profit before tax.

THOR INDUSTRIES, INC.

Our Compensation Philosophy: Incentivize Value Creation By Tying Pay To Performance

Our Plan

Our compensation plan is comprised of a base salary, cash incentive compensation through our Management Incentive Plan (“MIP”), and a long-term incentive (“LTI”) component that is comprised of Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”).

Relying upon input and benchmarking guidance from our compensation consultant, our Compensation and Development Committee establishes target compensation as a percentage of our peer group pay. For Fiscal Year 2022, our CEO’s target compensation was set at 65% of the peer group benchmarks. Half of that targeted compensation is designed to be paid in cash compensation through a combination of base salary and MIP awards while the other half is designed to be paid in equal parts RSU and PSU awards. The RSU awards are based upon our NBT relative to forecasted performance while the PSUs are based on equal parts of free cash flow (“FCF”) and return on invested capital (“ROIC”) relative to forecasted performance. Our RSU awards vest over a three-year period and are determined based on a one-year performance period while the PSU awards are measured over a three-year performance period and vest upon conclusion of the performance period.

Once the targeted compensation is determined as a percentage of peer benchmark, the Company’s Board-approved forecasted performance is used to calculate the sharing percentages for all incentive compensation (the MIP, RSU, and PSU awards). Both the targeted compensation and the sharing percentages are reset each year based upon benchmarking data and the Company’s forecast. Thus, both the MIP and LTI portions of our NEO compensation is measured relative to expected Company and market performance and are not based on absolute metrics. The MIP and RSU elements of the incentive compensation pay $0 to our NEOs in circumstances where NBT is not attained and the PSU element pays $0 when metrics are realized at less than 50% of their respective forecasted targets.

This relative metric mechanism prevents excessive compensation that could arise from steadily growing NBT, ROIC, and/or FCF because each year the compensation percentages are reset to align with the benchmarked targets and projected performance. Accordingly, as targeted performance rises, the sharing percentages used to calculate incentive compensation fall to maintain alignment with benchmarks.

As mentioned, the LTI component of the plan is comprised of equal parts RSUs and PSUs. The RSUs awarded are based on a percentage of NBT in a manner consistent with our historical practice with shares of the Company issued thereafter on a one share per RSU basis over a three-year vesting period. The PSUs awarded are based upon realization of targets for the key performance metrics, ROIC and FCF, over a three-year performance period. Shares earned based on PSU-tied performance will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally):

Percentage of Realization of Target	Percentage Payout of Award

Less than 50%	0%

50%-150%	The actual percentage of realization will equal the percentage of payout

Greater than 150%	200%

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We will continue our critical analysis of our compensation programs relative to our return to our shareholders. Based on that ongoing assessment, the Committee will annually evaluate whether the program requires further evolution.

We also regularly solicit feedback from our shareholders and our shareholders have also been supportive of our Compensation plan through historical votes and direct feedback.

Shareholder Understanding and Feedback is Important To Us

During Fiscal Year 2014, we began to solicit input and feedback on our compensation program from our Shareholders. The response to date has been overwhelmingly supportive of our program. We will continue to take advantage of opportunities to solicit input from our Shareholders in the future as Shareholder understanding and feedback is important to us. Our Senior Vice President, General Counsel and Corporate Secretary, Trevor Gasper, coordinates these discussions for us. Feel free to contact Mr. Gasper if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7460 or investors@thorindustries.com.

In addition to the “pay for performance” principles first adopted by our founders in 1980, our Compensation and Development Committee is guided by the following practices and principles:

1.

Use of Benchmarking. We benchmark our executive compensation levels to our compensation peer group and to the market generally to ensure that our pay practices are in line with recognized practices of like-sized manufacturing companies.

2.	Work with Compensation Consultant. In Fiscal Year 2022, the Compensation and Development Committee utilized Willis Towers Watson as its compensation consultant.

3.	Seek to Attract and Retain Top Level Talent. The Committee aims for pay practices that are competitive with industry competitors who are our local competition for talent.

4.	Align the Pay Plan with Shareholder Interests. The Committee supports a pay plan that places a significant portion of our executives’ pay at risk, making it variable and dependent upon the pre-tax profits of our business and ROIC and FCF.

5.

Incentivize Sustained Profitability. The Committee promotes a pay plan that incentivizes our executives to deliver sustained profitability for our Shareholders within the guidelines of good corporate governance. The three-year vesting schedule for the RSU component of our LTI, and the multi-year performance measurement period for the PSU component of our LTI, not only helps retain key talent, but also incentivizes management to perform over the long term.

6.

Identify and Manage Risk. Our Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong “no fault” clawback policy, discussed below, helps mitigate the risk as does diligent review of the process that results in compensation decisions.

7.	No Option awards granted.

THOR INDUSTRIES, INC.

8.	Review and Evaluate Tally Sheets.

9.

Maintain a Simple, Transparent Pay Program and Avoid Any Significant Perquisites for our Executives. Our NEOs get no perquisites that are not paid to all of THOR’s full-time employees other than a periodic physical exam. Like all employees at THOR who are compensated at a level greater than $135,000 per year, our NEOs are ineligible for our 401(k) program but are eligible for our non-matching deferred compensation program.

10.

Exercise Limited or No Discretion. Our pay program is designed to award our management team when performance merits it and to respond appropriately when performance does not. Accordingly, we do not actively revisit the outputs from our program to adjust pay upward or downward. While we have, on very limited occasion, issued unplanned discretionary bonuses in the circumstances of a limited, not likely to be repeated, outstanding performance, we otherwise do not generally exercise discretion in awarding compensation to our NEOs.

11.

Maintain a “no fault” clawback policy. Our Board of Directors is required to clawback any incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program.

12.

Avoid Single Trigger Vesting of Equity- based Awards upon Change in Control. In Fiscal Year 2015, the Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award.

13.

Prohibit hedging or pledging of Company Securities by our NEOs or Board Members. The Company prohibits our Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Looking Back: Reviewing The Elements Of Compensation From Fiscal Year 2022

Base Salary

Base salaries are part of the compensation package paid to our executives and are determined according to various factors, including benchmarking, experience, talent, contribution, industry standards, expectations, and performance.

On an annual basis, all employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are not automatic. Instead, they are determined in conjunction with available benchmarking data and/or merit-based factors, driven either by exceptional performance or promotion that often is based on experience with our Company.

For our executives, the Compensation and Development Committee considers the market practices of our peer group as a guide for recognized ranges of base compensation but, with our emphasis on performance-based pay, the Compensation and Development Committee intentionally sets base salaries for our CEO and other NEOs well below average for our peer group.

For Fiscal Year 2022, no adjustment to base salaries were made for our existing NEOs. When Mr. Gasper was named an executive officer in December 2021, his base salary was set at $400,000.

Our CEO’s base salary of $750,000 is the lowest in our 2023 peer group and is over 20% lower than the next lowest base salary in that peer group. Our COO (5% lower than the next lowest) and General Counsel (25% lower than the next lowest) also have base salaries that are the lowest in their respective 2023 peer group comparisons and our SVP of Administration and HR and CFO have base salaries at the 26th and 42nd percentile respectively.

Variable Incentive Compensation

Variable performance-based elements comprise a great percentage of our NEOs’ compensation. Payouts under these elements (our MIP and LTI) are determined based on our NBT, FCF, and ROIC measured against the Board’s forecast for the fiscal year. As stated above, our NEOs’ base salary is intentionally depressed compared to market, emphasizing this incentive-based pay. For Fiscal Year 2022, our NEOs’ compensation was approximately 91% incentive-based pay. Our compensation philosophy has long promoted such heavy reliance on variable performance-based pay relative to the Board’s forecast for the Fiscal Year. As such, even though Fiscal Year 2022 led to a record year for our Company on both the top and bottom line, actual payouts to our NEOs were less than Fiscal Year 2021 with the exception of Mr. Woelfer’s, whose compensation was virtually flat despite his promotion to COO. Thus, the plan performed well in this exceptional year as compensation did not increase simply because the Company’s NBT, FCF, and ROIC increased on an absolute basis.

THOR INDUSTRIES, INC.

Cash-Based Variable Incentive Awards

Cash-based variable incentive compensation consists of our MIP. We generally rely on GAAP numbers for purposes of calculating our NBT which includes standard adjustments, to exclude gains/losses as a result of LIFO, non-controlling interests, impairments, and certain foreign currency exchange gains/losses. The performance metrics by which NBT is multiplied for the performance-based cash incentive compensation for our NEOs are determined prior to our Fiscal Year or within the first portion thereof and are a factor of the compensation benchmarking process and our Company’s forecast. The amount of cash incentive compensation for our NEOs is calculated and paid on a quarterly basis. The incentive formulas for our Fiscal Year 2022 MIP and cash payouts for our NEOs were as follows:

Name	Performance Metric	Award

Robert W. Martin	0.511% of Company Adjusted Net Before Tax	$7,725,472

Colleen Zuhl	0.153% of Company Adjusted Net Before Tax	$2,313,106

Todd Woelfer	0.178% of Company Adjusted Net Before Tax	$2,691,065

Kenneth D. Julian	0.064% of Company Adjusted Net Before Tax	$967,574

Trevor Q. Gasper	0.020% of Company Adjusted Net Before Tax	$303,510

The receipt of the cash incentive compensation is contingent upon the executive being employed with the Company or an operating subsidiary at the time of payment; certification by our Compensation and Development Committee that the amount proposed to be paid under the Plan is consistent with predetermined formulas; and that, upon considering any relevant factors including our no-fault clawback policy, there exists no cause to consider payment of a lesser amount.

Long-Term Equity Incentive Plan

Our LTI is comprised of both RSUs and PSUs. The PSUs granted in Fiscal Year 2022 will be evaluated on a three-year cycle with the number of shares to be awarded based on performance after the conclusion of Fiscal Year 2024. Like the MIP, the RSU component of our LTI used Fiscal Year 2022 NBT as the metric to determine the number of RSUs awarded under the plan.

The RSUs awarded in Fiscal Year 2022, based on the metrics below, vest in three (3) equal annual installments beginning on the anniversary date of the grant. Participants must remain employees of our Company or one of its subsidiaries through the vesting period to be entitled to receive the stock that is issued upon vesting of the RSUs. An important tool for talent retention, our LTI program provides that any employee who leaves our Company before the vesting date immediately forfeits their right to receive any and all outstanding unvested RSUs and forfeits outstanding PSUs for which the relevant performance period has not ended.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

The value of the RSU and PSU awards granted to our NEOs for Fiscal Year 2022 were as follows:

Name	FY 2022 Metric	RSU Amount	PSU Amount	Total LTI(1)

Robert W. Martin	0.585% of Company Adjusted Net Before Tax	$4,425,771	$2,965,475	$7,391,246

Colleen Zuhl	0.224% of Company Adjusted Net Before Tax	$1,693,985	$1,135,050	$2,829,035

Todd Woelfer	0.237% of Company Adjusted Net Before Tax	$1,794,650	$1,202,500	$2,997,150

Kenneth D. Julian	0.123% of Company Adjusted Net Before Tax	$930,084	$623,200	$1,553,284

Trevor Q. Gasper	0.059% of Company Adjusted Net Before Tax	$447,730	$300,000	$747,730

(1)	The RSU and PSU amounts are determined by valuation as of the grant date based on FASB ASC Topic 718.

Additional Compensation Elements

Benefits and Perquisites

Unlike most of our peers, we offer no benefits or perquisites to our NEOs that are not available to our broader employee population with the exception of a requested periodic physical exam to track the health of our NEOs.

Retirement Plans

Our Company does not offer retirement plans to our NEOs. Furthermore, consistent with past practice, our NEOs were excluded from eligibility in our company-sponsored 401(k) plan in Fiscal Year 2022, but may participate in our non-matching Deferred Compensation Program that is available to all full-time employees who are precluded from participating in our 401(k) program.

Stock Ownership and Retention Guidelines

In Fiscal Year 2013, our Board adopted stock ownership guidelines for our NEOs and our Board. In Fiscal Year 2015, our Board’s ownership guideline was increased to three (3) times the Board retainer amount. In October 2022, this guideline was increased to four (4) times the Board retainer amount. The guidelines require retention of the following levels of stock:

Title	Stock Level

Chief Executive Officer	5 times base salary

Other NEOs	3 times base salary

Board of Directors	4 times base annual retainer

THOR INDUSTRIES, INC.

Our NEOs must satisfy the requirement within five (5) years of their first LTI award at their current position. The Board of Directors must satisfy the requirement within five (5) years of the date of their first annual award. All Board members and NEOs are either in compliance with the guidelines or are expected to come into compliance once the guideline becomes applicable.

Clawback Policy

As mentioned above, on a “no fault” basis, our Board of Directors is required to clawback any excess incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program. Our clawback policy is strong and would be fully compliant with the SEC’s proposed rules to implement the Clawback provisions of the Dodd-Frank Act.

Anti-Hedging and Pledging Policy

Our Company prohibits our Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

Severance Plans and Change in Control Agreements

Our Company has employment agreements with each of our Named Executive Officers. Adopted during Fiscal Year 2021, these contracts contain robust non-competition and non-solicitation agreements that were not previously part of our NEOs’ employment relationship with the Company and, prior to 2021, were not standard within the industry. The purpose of the contracts and non-competition provisions was to secure the exclusive services of our Management team for their duration and for a period of time post-employment. The RV Industry is very competitive and its history is replete with examples of key leaders leaving one company to start competitive businesses. Given Management’s longevity and track record of growth with the Company, the contracts were important to secure and to protect the Company. As such, an essential element of the contract was that each executive agreed not to compete against the Company during the term of his or her employment and for a period of two (2) years following termination of employment. In an industry with a low barrier to entry and where relationships with suppliers and dealers are critical to a company’s success, the Company obtained a substantial benefit by collecting non-competition agreements from its NEOs.

A cornerstone of the THOR Industries, Inc. 2016 Equity and Incentive Plan (as amended) (our “2016 Plan”) is its double-trigger vesting requirement. Specifically, the 2016 Plan provides for the vesting of shares only upon the occurrence of both a Change in Control (as defined by the 2016 Plan) and either a corresponding change in the employment status or the failure of an acquirer to assume the awards.

The aggregate value of change in control and termination benefits for each NEO is summarized under the subheading, “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 63.

Section 409A of the Code

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

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How We Make Compensation Decisions and Why We Made Them for Fiscal Year 2022

The Compensation Committee

Our Compensation and Development Committee is responsible for the oversight of our compensation plan. Each year, the Committee engages in a thorough evaluation of the performance of our NEOs.

The Board of Directors conducts a review of our CEO, Mr. Martin. These evaluations are significant factors to the Committee as it determines the percentage of the peer group benchmark at which to set target compensation.

Mr. Martin does not participate in his own performance evaluation or in setting his own compensation. For the other NEOs, the Chairman and CEO evaluate each NEO’s individual performance and recommend a tailored compensation plan that relies upon peer benchmark data for that individual to the Compensation and Development Committee. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.

For more information on the Compensation and Development Committee, view our Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our website at www.thorindustries.com.

Our Independent Compensation Consultant

In Fiscal Year 2022, the Compensation and Development Committee utilized Willis Towers Watson as its compensation consultant. Willis Towers Watson reports directly to the Committee, and the Committee is empowered to retain or replace Willis Towers Watson or hire additional consultants at any time. A representative of Willis Towers Watson regularly attends the Committee meetings and provides data and advice to the Committee

THOR INDUSTRIES, INC.

throughout the year. Additionally, a representative from Willis Towers Watson regularly meets in executive session with the Committee.

Willis Towers Watson’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.

During Fiscal Year 2022, the compensation consultant provided the following services to the Committee:

•	Provided periodic reports of executive compensation trends;

•	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s executive compensation;

•	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis;

•	Advised the Committee of regulatory developments; and

•	Ran TSR analyses for our Committee.

In Fiscal Year 2022, the total fees and expenses attributable to Willis Towers Watson were $133,592.

Our Compensation Peer Group

Importantly, Willis Towers Watson assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process. With the exception of two competitors who are not reasonable compensation peers due to significant size differences, none of the companies with whom we compete for industry-based talent are publicly-traded and, therefore, our competitors do not publicly disclose their compensation practices. Geographic proximity to our competitors makes the competition for key industry talent an ever-present challenge. Our compensation plans are developed with that fact in mind and are designed to attract and retain industry-leading talent through a program that is reasonable and heavily tied to our Company’s financial performance. In Fiscal Year 2022, as it has previously, THOR benchmarked its executive pay against a peer group of publicly-traded companies and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the peer group. Our general guidelines for our peer group are to include companies that are one-half to two times our revenue. Our peer group represents manufacturing companies of similar size as expressed in sales and market capitalization. Additionally, we sought to identify manufacturing firms that introduce their products to market through dealerships or franchises. While the compensation peer group is not comprised of our market competitors, it nevertheless provides a somewhat meaningful basis for market comparison of our executive compensation packages. Included in our peer evaluation was the consideration of the disclosed peers of the members of our peer group. We believe the peer group below represents a good comparator group for our Company. Our peer group for Fiscal Year 2022 consisted of the following companies:

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

We evaluate our pay for performance system on a regular and consistent basis. In doing so, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our NEOs.

Measuring the Alignment: Evaluating the Relationship Between our Fiscal Year 2022 Performance and our Compensation

As noted above, our founders developed a pay strategy that was specifically intended to align pay with Company financial performance, which, over the long-term, aligns the pay with our shareholders. Fiscal Year 2022 posed a third straight year of testing our compensation plan’s ability to align pay with shareholder return in a uniquely tumultuous market. Our Fiscal Year 2022 results include:

•	An increase in net income of over 72% to $1.14 billion; and

•	Diluted earnings per share up nearly 74% to $20.59.

CEO Compensation (Mr. Martin)

The chart below compares the change of our CEO’s compensation to the percentage increases of our net income and EPS for Fiscal Year 2022.

THOR INDUSTRIES, INC.

Consistent with prior years, our Fiscal Year 2022 compensation plan relied heavily upon variable incentive-based pay. The following graph and table depict the relative breakdown between base salary and variable incentive pay for Mr. Martin.

	FY 2022	Metric	FY 2021	Metric	% Change

Base Salary	$750,000		$750,000		0%

Annual Incentive Award	$7,725,472	0.511%(1)	$9,687,843	1.161%	-20.3%

Long Term Incentive	$7,391,246	0.585%(2)	$8,648,124	1.318%	-14.5%

Total Compensation	$15,866,718		$19,085,967		-16.9%

(1)	Mr. Martin’s Annual Incentive Award percentage is factored against the Company’s NBT.

(2)

Mr. Martin’s Long Term Incentive percentage was comprised of RSUs which were awarded at .293% of NBT and PSUs which will be evaluated and awarded over a three-year performance period based on performance against FCF and ROIC goals. For purposes of this chart, the PSUs were recognized at targeted amount.

As demonstrated in the charts below, implementation of our philosophy resulted in approximately 95% of our CEO compensation and approximately 91% of our NEO compensation being variable, performance-based compensation for Fiscal Year 2022. The charts reveal a heavy dependency of the pay program on variable, performance-based compensation. While our Compensation and Development Committee maintains discretion (which discretion was not exercised in Fiscal Year 2022) to issue appropriate and necessary bonuses to our NEOs to ensure retention of key talent and also to ensure that formulaic bonuses are earned in the context of good governance, ethics, and business practices, the performance-based incentive compensation portion of the NEO compensation generally increases and decreases based upon the profitability of the Company.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Report of the Compensation and Development Committee

We, the Compensation and Development Committee of the Board of Directors of THOR Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Management. After our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2022.

The Compensation and Development Committee

Wilson Jones, Chair

Christina Hennington

Amelia A. Huntington

Laurel Hurd

William J. Kelley, Jr.

THOR INDUSTRIES, INC.

2022 CEO Pay Ratio

In accordance with SEC rules, for Fiscal Year 2022, we determined the annual total compensation of our median compensated employee and present a comparison of that annual total compensation to the annual total compensation of our President and CEO, Robert W. Martin:

•  The Fiscal Year 2022 annual total compensation of Mr. Martin was $15,866,718.

•  The Fiscal Year 2022 annual total compensation of our median compensated employee was $54,701.

•  Accordingly, the ratio of Mr. Martin’s annual total compensation to the annual total compensation of our median compensated employee for Fiscal Year 2022 was 290 to 1*.

*This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.

Identification of Median Employee

As of July 31, 2022, the end of our fiscal year, we had approximately 23,000 U.S. employees and approximately 9,000 non-U.S. employees. Of this number, approximately 2,500 U.S. employees were employed by entities acquired during Fiscal Year 2021 as well as approximately 1,200 more U.S. employees from entities acquired in early Fiscal Year 2022, and therefore, excluded from our determination of the median employee previously. This year we were required (under SEC rules) to recalculate our median employee with the inclusion of these U.S. employees. Therefore, our median employee has been updated for Fiscal year 2022. Our non-U.S. employee’s compensation was converted into U.S. dollars.

2022 CEO PAY RATIO

	2022 Total Compensation	CEO Pay Ratio

Robert Martin	$15,866,718	290:1

Median Employee	$54,701

    Annual total compensation, as calculated in accordance with Item 402 of Regulation S-K.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Compensation Committee Interlocks and Insider Participation

For Fiscal Year 2022, the Compensation and Development Committee was comprised entirely of the five (5) independent Directors listed on page 51. No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2022 or any time before, was a former officer or employee of the Company or any of its operating subsidiaries. During Fiscal Year 2022, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2022, none of our Executive Officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.

Compensation Risk Assessment

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. The process of risk consideration and, when appropriate, mitigation is a dynamic process that is considered at each meeting. This process includes consideration of many factors, including:

•	Oversight of the business and our MIP and LTI provided to our NEOs;

•	Heavily weighted performance-based compensation;

•	Our entrepreneurial culture, which we believe encourages employees to think like owners;

•	Our internal controls, which we believe to be very strong and are consistently reviewed for further opportunity of improvement;

•	Rigorous internal audits that are conducted throughout our Company on a regular basis;
•	Our enterprise risk management program, including an annual assessment of the risks facing our Company led by senior management;

•	Stock Ownership Guidelines, the time-based vesting component of RSU awards under our LTI and the multi-year performance measurement periods for the FCF and ROIC components of PSUs awarded under our LTI, which encourage long-term value creation, and serve to counterbalance potentially significant short-term incentive-based compensation;

•	The performance criteria of our MIP and LTI programs, which emphasize overall business results over individual performance;

•	Linear award calculations under our MIP, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards;

•	Historically, the same metric – pre-tax profits – used each year; which metric has not been changed to take advantage of any benefits associated with short-term circumstances and which metric has been supplemented with the FCF and ROIC components for our LTI;

•	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for Executive Officers;

•	Our ability to use downward discretion and clawback payments;

•	Finance officers of each of our operating subsidiaries report to our Chief Financial Officer; and

•	The relative performance of the pay program as assessed through the analytics utilized by shareholder advisory firms, which allows for dynamic monitoring of the pay program’s alignment with our compensation group peers and our own performance.

We do not believe that our compensation program creates risk that is reasonably likely to have a material adverse effect on the Company. However, we will continue to monitor all risks associated with the pay practices.

THOR INDUSTRIES, INC.

EXECUTIVE COMPENSATION

The following tables, narrative, and footnotes disclose the compensation earned by the Named Executive Officers of the Company. During Fiscal Year 2022 the Named Executive Officers include the Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Operating Officer, Senior Vice President of Administration and Human Resources, and Senior Vice President, General Counsel and Corporate Secretary.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Years 2022, 2021, and 2020:

Name Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert W. Martin President & Chief Executive Officer	2022	750,000	—	7,391,246	(4)	—	7,725,472	(5)	—	—	15,866,718
	2021	750,000	—	8,648,124		—	9,687,843		—	—	19,085,967
	2020	634,616	—	3,921,028		—	2,902,796		—	—	7,458,440

Colleen Zuhl Senior Vice President & Chief Financial Officer	2022	725,000	—	2,829,035	(6)	—	2,313,106	(7)	—	—	5,867,141
	2021	725,000	—	3,190,651		—	2,795,373		—	—	6,711,024
	2020	678,943	—	1,808,196		—	1,032,232		—	—	3,519,371

Todd Woelfer (8) Senior Vice President & Chief Operating Officer	2022	600,000	—	2,997,150	(9)	—	2,691,065	(10)	—	—	6,288,215
	2021	600,000	—	2,888,311		—	2,628,485		—	—	6,116,796
	2020	563,077	—	1,600,847		—	946,688		—	—	3,110,612

Kenneth D. Julian Senior Vice President of Administration & Human Resources	2022	600,000	—	1,553,284	(11)	—	967,574	(12)	—	—	3,120,858
	2021	598,077	—	1,806,138		—	1,251,659		—	—	3,655,874
	2020	469,231	—	846,925		—	353,582		—	—	1,669,738

Trevor Q. Gasper (13) Senior Vice President, General Counsel & Corporate Secretary	2022	364,946	—	747,730	(14)	—	303,510	(15)	—	—	1,416,186
	2021	—	—	—		—	—		—	—	—
	2020	—	—	—		—	—		—	—	—

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

(1)	All compensation figures in this table are rounded to the nearest dollar amount.

(2)	The amounts in this column reflect the payment of discretionary bonuses. No discretionary bonuses were awarded during Fiscal Year 2022.

(3)

Share awards were determined in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the value of the awards, see Note 16 to the Company’s consolidated financial statements in the Form 10-K.

(4)

This amount consists of equity incentive plan awards paid to Mr. Martin for Fiscal Year 2022 which (i) are subject to a formula equal to 0.293% of our adjusted Fiscal Year 2022 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a three-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $5,930,571. We did not set targets or goals for the RSU portion of our LTI.

(5)

This amount consists of a non-equity incentive plan award to Mr. Martin in Fiscal Year 2022 which was based on a formula equal to 0.511% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(6)

This amount consists of equity incentive plan awards paid to Ms. Zuhl for Fiscal Year 2022 which (i) are subject to a formula equal to 0.112% of our adjusted Fiscal Year 2022 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a three-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $2,269,800. We did not set targets or goals for the RSU portion of our LTI.

(7)

This amount consists of a non-equity incentive plan award to Ms. Zuhl for Fiscal Year 2022 which was based on a formula equal to 0.153% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(8)	Mr. Woelfer served as Senior Vice President, General Counsel and Corporate Secretary for Fiscal Years 2020 and 2021 before being promoted to COO in Fiscal Year 2022.

(9)

This amount consists of equity incentive plan awards paid to Mr. Woelfer for Fiscal Year 2022 which (i) are subject to a formula equal to 0.119% of our adjusted Fiscal Year 2022 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a three-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $2,404,871. We did not set targets or goals for the RSU portion of our LTI.

(10)

This amount consists of a non-equity incentive plan award to Mr. Woelfer for Fiscal Year 2022 which was based on a formula equal to 0.178% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(11)

This amount consists of equity incentive plan awards paid to Mr. Julian for Fiscal Year 2022 which (i) are subject to a formula equal to 0.062% of our adjusted Fiscal Year 2022 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a three-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $1,246,377. We did not set targets or goals for the RSU portion of our LTI.

(12)

This amount consists of a non-equity incentive plan award to Mr. Julian for Fiscal Year 2022 which was based on a formula equal to 0.064% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(13)	Mr. Gasper was promoted to Senior Vice President, General Counsel and Corporate Secretary effective December 1, 2021.

(14)

This amount consists of equity incentive plan awards paid to Mr. Gasper for Fiscal Year 2022 which (i) are subject to a formula equal to 0.030% of our adjusted Fiscal Year 2022 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a three-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $599,594. We did not set targets or goals for the RSU portion of our LTI.

(15)

This amount consists of a non-equity incentive plan award to Mr. Gasper for Fiscal Year 2022 which was based on a formula equal to 0.020% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

THOR INDUSTRIES, INC.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table summarizes the grants made to each of our NEOs for Fiscal Year 2022 under our 2016 Plan or other plans or arrangements:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Share and Options Awards(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(2)	Threshold ($) (#)	Target ($) (#)		Maximum ($) (#)(2)

Robert W. Martin	11/24/2021	$0	$4,315,809

	11/24/2021				$0	$2,470,399	(1)		$4,425,771(4)

	11/24/2021				$0	27,398		54,796	$2,965,475(5)

Colleen Zuhl	11/24/2021	$0	$1,292,209

	11/24/2021				$0	$945,931	(1)		$1,693,985(6)

	11/24/2021				$0	10,486		20,972	$1,135,050(7)

Todd Woelfer	11/24/2021	$0	$1,503,354

	11/24/2021				$0	$1,000,828	(1)		$1,794,650(8)

	11/24/2021				$0	11,110		22,220	$1,202,500(9)

Kenneth D. Julian	11/24/2021	$0	$540,532

	11/24/2021				$0	$519,417	(1)		$930,084(10)

	11/24/2021				$0	5,758		11,516	$623,200(11)

Trevor Q. Gasper	11/24/2021	$0	$168,916

	11/24/2021				$0	$249,151	(1)		$447,730(12)

	11/24/2021				$0	2,770		5,540	$300,000(13)

(1)

Under our Plan, for Fiscal Year 2022, we did not set fixed targets or goals for our MIP or the RSU portion of our LTI. We compensated on a percentage of our NBT which were expressed as a percentage of our forecasted NBT at a level determined by peer benchmarking. Due to the lack of identified targets and pursuant to SEC guidance, the targets listed here are representative targets equal to amounts that would be earned in Fiscal Year 2022 under our non-equity incentive plan and under the RSU component of our equity incentive plan based on our Fiscal Year 2021 results. With respect to the RSU component of our LTI, NBT is denominated in dollars, but the relevant percentage of NBT earned will be paid out in restricted stock units in the form of whatever number of shares of the Company on a 1-to-1 basis that amount translates into at the time of the payout.

(2)	Our 2016 Plan limits total award at $20,000,000.

(3)	Represents the fair value per share of awards as of the grant date pursuant to FASB ASC Topic 718.

(4)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.293% of our pre-tax profits during Fiscal Year 2022. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(5)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

(6)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Ms. Zuhl was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.112% of our pre-tax profits during Fiscal Year 2022. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(7)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Ms. Zuhl was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

(8)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.119% of our pre-tax profits during Fiscal Year 2022. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(9)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

(10)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.062% of our pre-tax profits during Fiscal Year 2022. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(11)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

(12)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Gasper was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.030% of our pre-tax profits during Fiscal Year 2022. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(13)

As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Gasper was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

THOR INDUSTRIES, INC.

Summary of Equity Compensation Plans

THOR Industries, Inc. 2016 Equity and Incentive Plan (as amended)

Our 2016 Equity Incentive Plan (as amended) (the “2016 Plan”) is designed to enable us to obtain and retain the services of the types of employees and Directors who will contribute to our long-range success and to provide incentives that are linked directly to increases in share value, which will inure to the benefit of our Shareholders. During Fiscal Year 2022, the maximum number of shares issuable under the 2016 Plan, as amended, is 3,600,000 (subject to adjustment to reflect certain corporate transactions or changes in our capital structure), with 1,878,887 shares remaining available as of July 31, 2022 to be granted under the 2016 Plan, subject to recycling provisions in the 2016 Plan for canceled, forfeited, or expired shares.

Administration

The 2016 Plan is administered by the Compensation and Development Committee (our “Committee”). Among other responsibilities, the Committee selects participants from among the eligible individuals, determines the number of shares of Common Stock that will be subject to each award, and prescribes the terms and conditions of each award, including without limitation the exercise price, methods of payment, vesting provisions, and restrictions on awards.

Eligibility

Our employees and Directors and those of our affiliated companies, as well as those whom we reasonably expect to become our employees and Directors or those of our affiliated companies, are eligible to receive awards.

Available Equity Awards

Stock Options

Under the 2016 Plan, the Committee may grant incentive and non-statutory stock options. The exercise price of an incentive or non-statutory stock option must generally be at least 100% (and in the case of an incentive stock option granted to a more than 10% Shareholder, 110%) of the fair market value of the Common Stock subject to that option on the date that option is granted. The Committee determines the rate at which options vest (provided options granted under the 2016 Plan may vest only after the expiration of a minimum one-year period from the date of the award) and any other conditions with respect to exercise of the options, in each case subject to the terms of the 2016 Plan. Only employees may be granted incentive stock options.

Restricted Awards and Performance Compensation Awards

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of our Common Stock and paid in the form of shares of Common Stock or cash (“Restricted Stock Units”). The Committee may generally determine, in its sole discretion, the terms of each award, including the applicable restricted period prior to delivery or settlement of the award. Participants generally have the rights and privileges of a stockholder as to Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided, that, any cash dividends and stock dividends with respect to the Restricted Stock are withheld by the Company for the participant’s account, and not paid by the Company unless and until the restrictions on the Restricted Stock have lapsed. Participants have no voting rights with respect to any Restricted Stock Units. At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock. Such dividend equivalents are held by the Company for the participant’s account, and not paid by the Company unless and until the restrictions on the Restricted Stock Units have lapsed. Restricted Stock and Restricted Stock Unit awards may be subject to forfeiture. Generally Restricted Stock and Restricted Stock Units may not be sold or transferred during the restricted period. The Committee may provide for an acceleration of vesting in the terms of any restricted award.

Under the 2016 Plan, the Committee may designate relevant awards as performance compensation. Performance compensation awards entitle the recipients to receive Common Stock or hypothetical common share units upon the attainment of specified performance goals. Cash bonuses may also be designated as performance compensation awards.

Stock Appreciation Rights

The Committee may, in its discretion, grant stock appreciation rights to participants under our 2016 Plan. Generally, stock appreciation rights permit a participant to exercise the right and receive a payment equal to the value of our Common Stock’s appreciation over a span of time in excess of the fair market value of a share of Common Stock on the date of grant of the stock appreciation right.

Adjustments in Capitalization

If there is a specified type of change in our Common Stock, such as stock or extraordinary cash dividends,

THOR INDUSTRIES, INC.

stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization, appropriate equitable adjustments or substitutions will generally be made to the various limits under, and the share terms of, the 2016 Plan and the awards granted thereunder. In addition, in the event of certain mergers, the sale of all or substantially all of our assets or our reorganization or liquidation, the Committee may cancel outstanding awards and cause participants to receive, in cash, stock, or a combination thereof, the value of the awards.

Amendments

Our Board of Directors may amend, suspend, or terminate the 2016 Plan or awards thereunder at any time, provided that amendments to the 2016 Plan will not be effective without Shareholder approval if such approval is required by applicable law or stock exchange requirements and amendments to awards without participant approval generally may not impair the participant’s rights under the award. In addition, under the terms of the 2016 Plan, the Company generally may only reduce the exercise price of an option or stock appreciation right, or cancel outstanding option and stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with a lower exercise price, with Shareholder approval.

Change in Control under the 2016 Plan

Subject to the terms of an award agreement, in the event of a change in control, as defined in the 2016 Plan, (i) any and all outstanding options and stock appreciation rights granted under the 2016 Plan shall become immediately exercisable unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, any awards so assumed, converted, replaced, or continued will become immediately exercisable; (ii) any restriction imposed on a restricted award or performance compensation award shall lapse unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, the restrictions on any awards so assumed, converted, replaced, or continued shall lapse; and (iii) the portion of any and all performance compensation awards that remain outstanding following the occurrence of a change in control shall be determined by applying actual performance from the beginning of the performance period through the date of the change in control using the performance formula to determine the amount of the payout or distribution rounded to the nearest whole share of Common Stock. Notwithstanding the foregoing, if the change in control occurs prior to the end of a performance period for an award, the performance formula shall generally be adjusted to take into account the shorter period of time available to achieve the performance goals.

The portion of an award that remains outstanding following the occurrence of a change in control shall vest in full at the end of the performance period set forth in such award so long as the participant’s employment (or if the participant is a Director, service) with the Company or one of its subsidiaries does not terminate until the end of the performance period. Notwithstanding the foregoing, such portion shall vest in full upon the earliest to occur of the following events: (i) the termination of the participant by the Company without cause, (ii) the refusal of the continuing entity to assume, convert, replace, or continue the award, or (iii) the resignation of the participant for good reason.

“Cause” as used in the 2016 Plan generally means the employee has committed or pled guilty to a felony or a crime involving moral turpitude, has engaged in conduct likely to result in harm to the Company’s reputation, has been grossly negligent, has engaged in willful misconduct with respect to the Company, or violated federal or state securities laws. “Good reason” as used in the 2016 Plan generally means a diminution of the participant’s duties or authority, any relocation of more than 50 miles, or a material reduction in salary.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2022:

	STOCK AWARDS

Name	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert W. Martin	74,252(2)	$6,261,671	63,159	$5,326,198

Colleen Zuhl	29,354(3)	$2,475,423	23,679	$1,996,850

Todd Woelfer	25,203(4)	$2,125,369	23,053	$1,944,059

Kenneth D. Julian	16,504(5)	$1,391,782	13,226	$1,115,349

Trevor Q. Gasper	1,914(6)	$161,408	5,042	$425,192

(1)

The number of earned PSUs will be determined after the three-year performance period based on performance measured against ROIC and FCF targets. The number of shares indicated represents shares that would be earned at either a threshold or target level of performance, as applicable.

(2)

Mr. Martin received a restricted stock unit award of 53,505 units on October 10, 2019; 17,979 units on October 8, 2020; and 44,431 units on October 7, 2021. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(3)

Ms. Zuhl received a restricted stock unit award of 20,688 units on October 10, 2019; 8,289 units on October 8, 2020; and 16,392 units on October 7, 2021. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(4)

Mr. Woelfer received a restricted stock unit award of 16,408 units on October 10, 2019; 7,340 units on October 8, 2020; and 14,839 units on October 7, 2021. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(5)

Mr. Julian received a restricted stock unit award of 13,911 units on October 10, 2019; 3,881 units on October 8, 2020; and 9,279 units on October 7, 2021. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(6)

Mr. Gasper received a restricted stock unit award of 1,783 units on October 10, 2019; 767 units on October 8, 2020; and 807 units on October 7, 2021. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

THOR INDUSTRIES, INC.

Option Exercises and Shares Vested in Fiscal Year 2022

There were no options exercised by our NEOs in Fiscal Year 2022. None of our NEOs own options, and none were awarded in Fiscal Year 2022. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2022:

	STOCK AWARDS

Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)

Robert W. Martin	115,644	$13,205,227

Colleen Zuhl	50,517	$5,740,051

Todd Woelfer	43,368	$4,913,435

Kenneth D. Julian	26,647	$3,059,501

Trevor Q. Gasper	849	$105,454

Non-Qualified Deferred Compensation for Fiscal Year 2022

The following table shows the contributions, earnings, and account balances for Fiscal Year 2022 for the NEOs participating in our Deferred Compensation Plan:

Name	Executive Contributions in FY 2022(1)	Registrant Contributions in FY 2022	Aggregate Earnings in FY 2022	Aggregate Withdrawals/ Distributions	Aggregate Balance at 7/31/22

Colleen Zuhl	—	—	($38,165)	—	$354,828

Todd Woelfer	$541,038	—	($168,249)	—	$1,916,592

Kenneth D. Julian	$49,546	—	($30,664)	—	$455,297

(1)	The amounts shown as contributions are also included in the amounts shown as Fiscal Year 2022 salary column of the Summary Compensation Table on page 54.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Summary of Deferred Compensation Plan

Effective January 1, 2016, the Company approved and adopted the amended and restated THOR Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”). The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, for each calendar year, participants may elect to defer any portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant. The Company does not offer any type of matching or other awards for our NEOs.

Participants are vested in their elective deferrals at all times. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

At the time the participant makes a deferral election, the participant may elect a lump sum payment or installment payments spreading payment over a period of time not to exceed 15 years upon separation from service.

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also has the ability to terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes in control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

Except for (i) potential payments under our Deferred Compensation Plan, (ii) the previously discussed lapsing of restrictions on certain restricted awards, as of July 31, 2022, and (iii) amounts provided for in the employment agreements between our NEOs and the Company described below, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.

The Company and its Named Executive Officers who have been with the Company a minimum of two (2) years are party to separate but identical employment contracts. As discussed above, the contracts provide for certain robust non-competition, non-solicitation, non-disparagement, and confidentiality undertakings. Prior to June 2021, the Company did not enjoy these protections and left itself open to competition from its Management in the event of a separation of employment, which is a real substantial risk in an industry with a low barrier to entry and susceptible to start-ups like the recreational vehicle industry.

If an executive’s employment is terminated or not renewed by the Company for reasons other than cause, death, or disability, or is terminated by the executive for good reason, the executive would generally be entitled to certain severance benefits, including: (i) an amount equal to the total cash compensation paid to the executive during the prior two (2) fiscal years of executive’s employment; (ii) a fully vested share award equal to the share awards granted to the executive during the last two (2) fiscal years of executive’s employment in his or her current position (provided that performance share awards granted in the last two (2) fiscal years of the executive’s employment will be included in the severance award only if the sum of the executive’s age plus years of service with the Company is equal to or greater than 65 (the “Rule of 65”)); (iii) payment of COBRA premiums for up to 24 months following termination, and (iv) up to 12 months of outplacement services.

If the executive’s employment is terminated by the Company without cause or by the executive for good reason within 24 months after a change in control (i.e. a double trigger event), then the executive would be entitled to the benefits described in clauses (i) and (ii) for periods of three (3) fiscal years or 36 months, as applicable.

If the executive’s employment is terminated by the executive without good reason or by the death or disability of the executive, the executive would be entitled to a pro rata portion of any incentive awards related to the year of termination and vesting of a pro rata portion of incentive share awards and previously granted share awards would vest as follows: all unvested RSU awards would vest in accordance with the established vesting schedule and all unvested performance share awards would terminate, unless the Rule of 65 is satisfied, in which case they would vest at target amounts in accordance with the established vesting schedule.

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if an NEO’s employment terminated on or before July 31, 2022, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/22” column of the Non-Qualified Deferred Compensation table above) would be paid. A change in control would also trigger payment to the NEO. The Outstanding Equity Awards at 2022 Fiscal Year-End table provides the fair value of outstanding restricted stock units and performance shares that would have vested upon a change of control and either a corresponding change in employment status or the failure of the acquirer to assume such awards occurring as of July 31, 2022. The Performance Shares would vest at the threshold level performance depicted in the Outstanding Equity Awards table.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

The table below describes the value of compensation and benefits payable to each named executive officer upon termination that would exceed the compensation benefits generally available to employees in each termination scenario. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the named executive officers, such as deferred compensation. Benefits and payments are calculated as of July 31, 2022.

Name	Cash Compensation ($)	Acceleration of Unvested Equity (Restricted Stock Awards) ($)	Other Benefits ($)(2)	TOTAL ($)

Robert W. Martin
Involuntary Separation (Without Cause)	$13,975,255	$13,370,191	$62,234	$27,407,680

Death or Disability	$5,180,950	$19,637,693	$62,234	$24,880,877

Change in Control	$20,257,735	$18,300,875	$93,351	$38,651,961

Colleen Zuhl (1)
Involuntary Separation (Without Cause)	$5,231,548	$5,135,557	$49,855	$10,416,960

Death or Disability	$1,545,100	$7,492,244	$49,855	$9,087,199

Change in Control	$6,606,195	$7,203,512	$74,783	$13,884,490

Todd Woelfer (1)
Involuntary Separation (Without Cause)	$4,738,250	$4,807,991	$49,855	$9,596,096

Death or Disability	$1,805,000	$7,256,703	$49,855	$9,111,558

Change in Control	$5,965,264	$6,539,974	$74,783	$12,580,021

Kenneth D. Julian (1)
Involuntary Separation (Without Cause)	$2,672,549	$2,808,602	$30,178	$5,511,329

Death or Disability	$646,400	$4,168,322	$30,178	$4,844,900

Change in Control	$3,541,381	$3,995,487	$45,267	$7,582,135

Trevor Q. Gasper (3)
Involuntary Separation (Without Cause)	$830,385	$474,859	$62,234	$1,367,478

Death or Disability	$200,000	$1,080,607	$62,234	$1,342,841

Change in Control	$1,173,985	$567,040	$93,351	$1,834,376

(1)

If an executive voluntarily terminates his or her employment with the Company or is terminated by the Company for Cause, the executive would be entitled to receive a distribution of the balance in the executive’s account under the Deferred Compensation Plan shown in the table on page 62 above, but would receive no other severance benefits or other payments in connection with such a termination.

(2)	Other Benefits include COBRA premium payments for 24 months in the case of Involuntary Separation (Without Cause) or Death or Disability and 36 months in the case of Change in Control.

(3)	Mr. Gasper was promoted to Senior Vice President, General Counsel and Corporate Secretary on December 1, 2021.

THOR INDUSTRIES, INC.

Ownership of Common Stock

The following table sets forth information as of October 17, 2022, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each Director of the Company; (iii) each Executive Officer of the Company named in the Summary Compensation Table on page 54; and (iv) all Executive Officers and Directors of the Company as a group. As of October 17, 2022, there were 53,682,396 shares of Common Stock issued and outstanding.

	Beneficial Ownership (2)

Name and Address of Beneficial Owner(1)	Number of Shares		Percentage

Peter B. Orthwein	1,978,853	(3)	3.7%

Robert W. Martin	226,923		*

Colleen Zuhl	74,762		*

Todd Woelfer	52,808		*

Kenneth D. Julian	41,927		*

Trevor Q. Gasper	1,280		*

Andrew Graves	18,855		*

Christina Hennington	807		*

Amelia A. Huntington	5,072		*

Laurel Hurd	807		*

Wilson Jones	9,835		*

William J. Kelley, Jr.	1,615		*

Christopher Klein	6,027	(4)	*

The Vanguard Group, Inc.	5,248,346	(5)	9.8%
100 Vanguard Blvd., Malvern, PA 19355

Kayne Anderson Rudnick Investment Management, LLC	5,153,236	(6)	9.6%
1800 Avenue of the Stars, Los Angeles, CA 90067

BlackRock Fund Advisors	4,313,221	(7)	8.0%
400 Howard Street, San Francisco, CA 94105

Harris Associates, L.P.	3,196,326	(8)	6.0%
111 South Wacker Drive, Suite 4600, Chicago, IL 60606

Capital Research Global Investors	2,778,105	(9)	5.2%
333 South Hope Street, Los Angeles, CA 90071

All Directors and Executive Officers as a group (13 persons)	2,419,571		4.5%

*	Less than 1%

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o THOR Industries, Inc., 601 East Beardsley Avenue, Elkhart, Indiana 46514.

(2)

Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include restricted stock and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from October 17, 2022. Ownership percentages are calculated based on 53,682,396 shares of Common Stock outstanding on October 17, 2022, plus the number of shares as to which each person or group has the right to acquire beneficial ownership within 60 days of such date.

(3)

Includes 887,500 shares held directly; 69,420 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half-brother, of which Mr. Orthwein is a trustee; 94,783 shares owned of record by the Trust FBO Peter B. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; 310,050 shares held in a grantor retained annuity trust of which Mr. Orthwein is the beneficiary and trustee; 133,400 shares held in an irrevocable trust; 30,000 shares held in a trust for the benefit of Mr. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4)

Includes 5,835 shares held directly; 118 shares held in a tenants in common account of revocable trusts of Mr. Klein and his wife; 37 shares held in an irrevocable trust for the benefit of one of Mr. Klein’s children; and 37 shares held in an irrevocable trust for the benefit of Mr. Klein’s other child. Mr. Klein is an advisor to each of the children’s trusts.

(5)	The number of shares listed for Vanguard Group, Inc. is based on a Schedule 13F filed on August 12, 2022.

(6)	The number of shares listed for Kayne Anderson Rudnick Investment Management, LLC is based on a Schedule 13F filed on August 12, 2022.

(7)	The number of shares listed for BlackRock Fund Advisors is based on a Schedule 13F filed on August 12, 2022.

(8)	The number of shares listed for Harris Associates, L.P. is based on a Schedule 13F filed on August 15, 2022.

(9)	The number of shares listed for Capital Research Global Investors is based on a Schedule 13F filed on August 15, 2022.

THOR INDUSTRIES, INC.

Certain Relationships and Transactions with Management

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2022 activity, the Audit Committee identified no such transactions.

Delinquent Section 16(a) Reports

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that all filing requirements for transactions in Fiscal Year 2022 were satisfied by each of our Officers and Directors, and ten percent (10%) Shareholders of the Company during Fiscal Year 2022.

Shareholder Proposals

In order to submit Shareholder proposals for the 2023 Annual Meeting of Shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office, no later than July 5, 2023, provided that if the date of the 2023 Annual Meeting of Shareholders is more than 30 days before or more than 30 days after December 16, 2023, then the deadline will be a reasonable time before the Company makes available its proxy materials.

Shareholder director nominations for inclusion in the Company’s Proxy Statement under the Company’s proxy access program must be received by the

Secretary at the Company’s principal office not before June 5, 2023 or after July 5, 2023, provided, however, that if the date for which the 2023 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 16, 2023, then notice by the nominating Shareholder to be timely must be received by the Secretary of the Company by the later of the close of business on the date that is 180 days prior to the date of the 2023 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of such annual meeting is first made.

The Company’s By-Laws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2023 Annual Meeting of Shareholders, a nomination or other matter the Shareholder wishes to present at the meeting, Shareholder written notification of such matter, must be received by the Secretary at the Company’s principal office not before August 24, 2023, or after September 18, 2023, provided that if the date for which the 2023 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 16, 2023, then notice by the Shareholder to be timely must be received by the Secretary not earlier than the close of business on the 100th day prior to the date of the 2023 Annual Meeting of Shareholders and not later than the later of (i) the 75th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

All Shareholder proposals must comply with all of the requirements of SEC Rule 14a-8 or the Company’s By-Laws, as applicable. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

NOTICE OF 2022 ANNUAL MEETING AND PROXY STATEMENT

Other Matters

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Trevor Q. Gasper

Senior Vice President,

General Counsel and Corporate Secretary

November 2, 2022

THOR INDUSTRIES, INC.

North American Towable Recreational Vehicles

AIRSTREAM
CROSSROADS Recreational Vehicles
CRUISERRV Great American Trailers.
DRV Luxury Suites
Dutchmen
HEARTLAND
Highland RIDGE RV
Jayco
KEYSTONE RV COMPANY
KZ RECREATIONAL VEHICLES
STARCRAFT
VANLEIGH
VENTURE

North American Motorized Recreational Vehicles

AIRSTREAM
ENTEGRA COACH
Jayco
THOR MOTOR COACH
TIFFIN MOTORHOMES

Other Operating Companies

AIRXCEL
Postle Aluminum
Roadpass Digital

European Recreational Vehicles

Buccaneer
bürstner
carado
Compass
CROSSCAMP
Dethleffs
Elddis
ERIBA
ETRVSCO
FREEONTOUR
GOLDSCHMITT
HYMER
LAIKA
LMC
McRent
MOVERA
NIESMANN +BISCHOFF
rent easy
Sunlight
Xplore

THOR

Go Everywhere. Stay Anywhere.™

601 East Beardsley Avenue
Elkhart, IN 46514
574.970.7460

WWW.THORINDUSTRIES.COM

©2022 THOR Industries, Inc. THOR® and all THOR-related names, logos, products and services names, designs, trade dress, and slogans are trademarks of THOR Industries, Inc. and/or its affiliates. All other names, logos, products and services names, designs, trade dress, and slogans are trademarks of their respective owners.

THOR INDUSTRIES, INC.

ATTN: TREVOR Q. GASPER

601 EAST BEARDSLEY AVENUE

ELKHART, IN 46514

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 12/15/22. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/THO2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 12/15/22. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS     PROXY     CARD     IS     VALID     ONLY     WHEN     SIGNED     AND     DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01) Andrew Graves 02) Christina Hennington 03) Amelia A. Huntington 04) Laurel Hurd 05) Wilson Jones
06) William J. Kelley, Jr. 07) Christopher Klein 08) Robert W. Martin 09) Peter B. Orthwein
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2023.							☐	☐	☐
3. Non-binding advisory vote to approve the compensation of our named executive officers (NEOs).							☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10K are available at www.proxyvote.com

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THOR INDUSTRIES, INC.

Annual Meeting of Shareholders

December 16, 2022 9:00 AM EST

This proxy is solicited by the Board of Directors

The undersigned shareholder of THOR Industries, Inc. hereby appoints Andrew Graves and Trevor Q. Gasper, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of THOR INDUSTRIES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/THO2022 at 9:00 AM, EST on December 16, 2022, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side